Prospectus	Filed Pursuant to Rule 424(b)(4) Registration No. 333-270514

2,869,330 Shares of Common Stock

2,869,330 Warrants to purchase up to 2,869,330 Shares of Common Stock

7,130,670 Pre-Funded Warrants to purchase up to 7,130,670 Shares of Common Stock

Up to 10,000,000 Shares of Common Stock Issuable Upon Exercise of Common Warrants

We are offering 2,869,330 shares of our common stock, $0.0001 par value per share (“common stock”), and 2,869,330 common stock purchase warrants (the “common warrants”), at an effective combined public offering price of $0.75. Each common warrant is exercisable for one share of Common Stock, has an exercise price of $0.85 per share, will be exercisable upon issuance and will expire five (5) years from the date of issuance. The common stock and common warrants are immediately separable and will be issued separately in this offering.

We are also offering 7,130,670 pre-funded warrants and 7,130,670 common stock warrants to certain purchasers whose purchase of common stock in this offering would otherwise result in any such purchaser, together with its affiliates, beneficially owning more than 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering. The purchase price for each pre-funded warrant and common warrant equals to the combined public offering price for the common stock and accompanying common warrant in this offering less the $0.001 per share exercise price of each such pre-funded warrant, which is $0.749. Each pre-funded warrant will be exercisable upon issuance and will not expire prior to exercise.

For purposes of clarity, each share of common stock or pre-funded warrant to purchase one share of common stock is being sold together with one common warrant to purchase one share of common stock. The common stock or pre-funded warrant to purchase one share of common stock, together with one common warrant to purchase one share of common stock is being offered on a best-efforts basis as described in this prospectus for a maximum aggregate offering amount of $7,492,526. This prospectus also relates to the offering of the shares of our common stock issuable upon the exercise of such pre-funded warrants and common warrants sold in this offering.

Our shares of common stock are listed on The Nasdaq Global Market under the symbol “ALLR.” On April 18, 2023, the last reported sale price of our common stock on The Nasdaq Global Market was $1.16 per share. There is no established trading market for the pre-funded warrants or common warrants and we do not expect a market to develop. In addition, we do not intend to list the pre-funded warrants or common warrants on The Nasdaq Global Market, any other national securities exchange or any other trading system. Without an active trading market, the liquidity of the pre-funded warrants and common warrants may be limited. Except as otherwise indicated herein, all information in this prospectus, including the number of shares of common stock that will be outstanding after this offering, gives effect to the Share Consolidation (as defined below) effected on March 24, 2023.

We have retained A.G.P./Alliance Global Partners to act as our sole placement agent in connection with the securities offered by this prospectus. The placement agent is not purchasing or selling any of these securities nor is it required to sell any specific number or dollar amount of securities, but has agreed to use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. We may not sell all of the securities in this offering. We have agreed to pay the placement agent the placement agent fees set forth in the table below. The combined public offering price of the common stock and common warrants, and pre-funded warrants and common warrants we are offering, and the exercise price of the common warrants that we are offering, have been negotiated between us, the placement agent and the investors in the offering based on a negotiated discount to the trading price of our common stock prior to the offering.

3i, LP, the sole holder of our Series A Preferred Stock, Series C Preferred Stock, and 3i, LP Promissory Notes (as defined herein), will participate in this offering on the same terms and conditions as other purchasers. We intend to use the proceeds from the sale of securities to 3i, LP (“3i Proceeds”) to repay all of the 3i, LP Promissory Notes and redeem a portion of our shares of Series A Convertible Preferred Stock (“Series A Preferred Stock”) owned by 3i, LP.

There is no minimum number of securities or minimum aggregate amount of proceeds for this offering to close. This offering will terminate not later than fifteen business days following its commencement, subject to our right to terminate earlier. We will deliver all securities to be issued in connection with this offering delivery versus payment (“DVP”)/receipt versus payment (“RVP”) upon receipt of investor funds received by the Company. At the request of an investor, we may enter into an arrangement to place such investor funds in an escrow account or trust account pending closing.

We are an “emerging growth company” and a “smaller reporting company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus and future filings. See the discussions in the section titled “Summary – Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our securities involves a high degree of risk. See section titled “Risk Factors” beginning on page 11.

	Per Share of Common Stock and Common Warrant	Per Pre-Funded Warrant and Common Warrant	Total Offering
Public offering price	$0.750	$0.749	$7,492,869
Placement Agent Fees(1)	$0.053	$0.052	$524,500
Proceeds to us (before expenses)(2)	$0.697	$0.697	$6,968,369

(1)	We have agreed to pay the placement agent a cash fee equal to 7.00% of the gross proceeds that are sold in the offering and to reimburse the placement agent for certain expenses. See section titled “Plan of Distribution” for additional information.
(2)	The amount of offering proceeds to us presented in this table does not give effect to any exercise of the common warrants or pre-funded warrants.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Delivery of the shares of our common stock and pre-funded warrants together with accompanying common warrants, to certain of the investors will be made on April 21, 2023, subject to customary closing conditions.

Sole Placement Agent

A.G.P.

The date of this prospectus is April 19, 2023.

Neither we nor the placement agent has authorized anyone to provide you with information other than that contained in this prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the placement agent take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front cover page of this prospectus, or other earlier date stated in this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

When used herein, unless the context requires otherwise, references to the “Company,” “we,” “our” and “us” refer to Allarity Therapeutics, Inc., a Delaware corporation.

i

MARKET AND INDUSTRY DATA

This prospectus contains estimates, projections and other information concerning our industry, our business and the markets for our therapeutic candidates, including data regarding the estimated size of such markets and the incidence of certain medical conditions. We obtained the industry, market and similar data set forth in this prospectus from our internal estimates and research and from academic and industry research, publications, surveys and studies conducted by third parties, including governmental agencies. In some cases, we do not expressly refer to the sources from which this data is derived. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. While we believe our internal research is reliable, such research has not been verified by any third party.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes thereto and the information set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated herein by reference.

Overview

We are a clinical-stage, precision medicine biopharmaceutical company actively advancing a pipeline of in-licensed oncology therapeutics for patients with difficult-to-treat cancers. Our clinical program includes three anti-cancer assets in mid- to late-stage clinical development and one anti-cancer asset in early stage clinical development. Our programs and partnerships leverage our proprietary, highly accurate Drug Response Predictor (DRP®) technology to refine patient selection and improve clinical outcomes. Our DRP® technology has been broadly validated across an extensive array of therapies and tumor types with a high degree of accuracy for matching the right patient to the right drug. By identifying those patients who will and who will not respond, the DRP® companion diagnostics have the potential to transform cancer therapeutic development across many indications by increasing clinical success rates with trials involving a fewer number of patients and improve patient outcomes by matching them to the right drug.

Our pipeline currently consists of three mid-to-late stage clinical candidates for cancer and one anti-cancer asset in early stage clinical development. We are focused on the clinical development of three priority programs: dovitinib in combination with stenoparib for the second-line or later treatment of metastatic ovarian cancer, stenoparib as a monotherapy for ovarian cancer, and Ixempra® as a monotherapy for metastatic breast cancer. In addition, Allarity is supporting the development of one additional clinical asset through business development activities which are considered at mid-stage development. Each Allarity pipeline program is being co-developed with a drug specific DRP® companion diagnostic to select and treat patients most likely to benefit from treatment.

While we have not yet successfully received regulatory or marketing approval for any of our therapeutic candidates or companion diagnostics, and while we believe that our approach has the potential to reduce the cost and time of drug development through the identification and selection of patient populations more likely to respond to therapy, our strategy involves risks and uncertainties that differ from other biotechnology companies that focus solely on new therapeutic candidates that do not have a history of failed clinical development. By utilizing our DRP® platform to generate a drug-specific companion diagnostic for each of our therapeutic candidates, if approved by the FDA, we believe our therapeutic candidates have the potential to advance the goal of personalized medicine by selecting the patients most likely to benefit from each of our therapeutic candidates and avoid the treatment of non-responder patients. All of our therapeutic candidates are clinical stage assets and the FDA has not yet approved any of our therapeutic candidates or any of our DRP® companion diagnostics. As used in this prospectus, statements regarding the use of our proprietary DRP® companion diagnostics or our proprietary DRP® platform or our observations that a therapeutic candidate may have anti-cancer or anti-tumor activity or is observed to be well tolerated in a patient population should not be construed to mean that we have resolved all issues of safety and/or efficacy for any of our therapeutic candidates or DRP® companion diagnostic. Issues of safety and efficacy for any therapeutic candidate or companion diagnostic may only be determined by the U.S. FDA or other applicable regulatory authorities in jurisdictions outside the United States.

Our clinical and commercial development team is advancing our pipeline of targeted oncology therapeutic candidates, all of which have previously succeeded at least through Phase 1 clinical trials demonstrating that the therapeutic candidate is well tolerated. Our three priority assets, dovitinib, stenoparib, and IXEMPRA® (ixabepilone) are all former drug candidates of large pharmaceutical companies.

Our most advanced therapeutic candidate, dovitinib, is a selective inhibitor of several classes of tyrosine kinases, including FGFR and VEGFR, and was formerly developed by Novartis Pharma AG (“Novartis”) through Phase 3 clinical trials in numerous indications. We submitted a New Drug Application (“NDA”) with the FDA on December 21, 2021, for the third line treatment of metastatic renal cell carcinoma (mRCC or kidney cancer) in patients selected by our Dovitinib-DRP® companion diagnostic. Prior to submission of the NDA, we submitted a Pre-Market Approval (PMA) application to the FDA for approval of our dovitinib-specific DRP® companion diagnostic for use to select and treat patients likely to respond to dovitinib. On February 15, 2022, we received Refusal to File (RTF) letters for both our dovitinib NDA and our DRP®-Dovitinib companion diagnostic PMA. The FDA has asserted that neither our NDA or PMA meets the regulatory requirements to warrant a complete agency review. The primary grounds of rejection asserted by the FDA relates to our use of prior Phase 3 clinical trial data, generated by Novartis in a “superiority” endpoint study against sorafenib (Bayer), to support a “non-inferiority” endpoint in connection with the DRP®-Dovitinib companion diagnostic. Based upon the reasons given in the RTF letters and a subsequent Type C meeting with the FDA on May 31, 2022, we anticipate that the FDA will require a prospective Phase 3 clinical trial as well as additional dose optimization studies before regulatory approval of Dovitinib as a monotherapy and its companion diagnostic Dovitinib-DRP for the treatment of third-line mRCC can be obtained. While we have decided that the costs, risks and potential benefits of conducting these studies for dovitinib as a monotherapy for mRCC are no longer the best path toward commercial success, we continue to evaluate other potential Phase 1b/2 clinical trials for dovitinib combined with other approved drugs in the mRCC space and in other indications. On March 20, 2023, we announced that we had dosed our first patient in a Phase 1b clinical study to evaluate the combination of stenoparib and dovitnib for the treatment of advanced solid tumors, including ovarian cancer. The completion of this offering will provide us with financing to dose additional patients and our ability to continue these clinical trials will be dependent upon additional financing. Our decision to advance dovitinib as a combination therapy and not as a monotherapy is based on our belief that both the science and the market for oncology therapies has shifted towards combination therapies and away from monotherapies for multiple indications of cancer. We further believe that our DRP®-Dovitinib companion diagnostic is indication agnostic and our retrospective analysis of the clinical data generated in the Novartis clinical studies for mRCC will also support a companion diagnostic for dovitinib in second-line or later treatment of metastatic ovarian cancer, as well as other indications.

Our second priority therapeutic candidate is stenoparib (formerly E7449), a novel inhibitor of the key DNA damage repair enzyme poly-ADP-ribose polymerase (PARP), which also has an observed inhibitory action against Tankyrases, another important group of DNA damage repair enzymes. Stenoparib was formerly developed by Eisai, Inc. (Eisai) through Phase 1 clinical trials, and we are currently advancing a Phase 2 clinical trial of this therapeutic candidate for the treatment of ovarian cancer at trial sites in the U.S. and Europe together with its stenoparib-specific DRP® companion diagnostic, for which the FDA has previously approved an Investigational Device Exemption (IDE) application. In addition, upon completion of this offering, we anticipate commencing a stenoparib in combination with dovitinib Phase 1b/2 Clinical Trial for second-line or later treatment of metastatic ovarian cancer.

Our third priority therapeutic candidate is IXEMPRA® (ixabepilone), a selective microtubule inhibitor, which has been shown to interfere with cancer cell division, leading to cell death. IXEMPRA® (ixabepilone) was formerly developed and brought to market by Bristol-Myers Squibb, is currently marketed and sold in the U.S. by R-PHARM US LLC, for the treatment of metastatic breast cancer treated with two or more prior chemotherapies. We are currently advancing IXEMPRA®, together with its drug-specific DRP® companion diagnostic, in a Phase 2 European clinical trial for the same indication, with the goal of eventually submitting an application for Marketing Authorization (MA) with the European Medicine Agency (EMA) to market IXEMPRA®, together with its drug-specific DRP® companion diagnostic, in the European market.

We have in-licensed the intellectual property rights to develop, use and market our two most advanced therapeutic candidates, dovitinib and stenoparib. Consequently, we must perform all of the obligations under these license agreements, including the payment of substantial development milestones payments and royalty payments on future sales in the event we receive marketing approval for dovitinib or stenoparib in the future. If we fail to perform our obligations under our license agreements, we may lose the intellectual property rights to these therapeutic candidates which will have a material adverse effect on our business.

Our focused approach to address major unmet needs in oncology leverages our management’s expertise in discovery, medicinal chemistry, manufacturing, clinical development, and commercialization. As a result, we have created substantial intellectual property around the composition of matter for our new chemical entities. The foundations of our approach include:

●	The pursuit of clinical-stage assets: We strive to identify and pursue novel oncology therapeutic candidates that have advanced beyond Phase 1 clinical trials and are preferably Phase 2 to Phase 3 clinical stage assets. Accordingly, the assets we have acquired, and intend to acquire, have undergone prior clinical trials by other pharmaceutical companies with clinical data that helps us evaluate whether these candidates will be well tolerated in the tested patient population, and in some cases, have observed anti-cancer or anti-tumor activity that would support additional clinical trials using our DRP® platform. We often focus our acquisition efforts on therapeutic candidates that have been the subject of clinical trials conducted by large pharmaceutical companies. Further we intend to select therapeutic candidates for which we believe we can develop a drug-specific DRP® to advance together with the therapeutic candidate in further clinical trials as a companion diagnostic to select and treat the patients most likely to respond to the therapeutic candidate. We further consider whether the licensor or assignor can provide us substantial clinical grade active pharmaceutical ingredients (API) for the therapeutic candidate, at low-to-no cost, for our use in future clinical trials. The availability of API at low-to-no cost reduces both our future clinical trial costs and the lead time it takes us to start a new clinical trial for the therapeutic candidate. As an example, our therapeutic candidate, dovitinib, was developed by Novartis through Phase 2 clinical trials in numerous indications and in Phase 3 clinical trials for RCC before we acquired the therapeutic candidate, and it came with a substantial API.

●	Our proprietary DRP® companion diagnostics: We believe our proprietary and patented Drug Response Predictor (DRP®) platform provides us with a substantial clinical and commercial competitive advantage for each of the therapeutic candidates in our pipeline. Our DRP® companion diagnostic platform is a proprietary, predictive biomarker technology that employs complex systems biology, bio-analytics with a proprietary clinical relevance filter to bridge the gap between in vitro cancer cell responsiveness to a given therapeutic candidate and in vivo likelihood of actual patient response to that therapeutic candidate. The DRP® companion diagnostic platform has been retrospectively validated by us using retrospective observational studies in 35 clinical trials that were conducted or sponsored by other companies. We intend to develop and validate a drug-specific DRP® biomarker for each and every therapeutic candidate in our therapeutic candidate pipeline to serve as a companion diagnostic to select and treat patients most likely to respond to that therapeutic candidate. Although we are in the early stages of our companion diagnostic development and have not yet received a PMA from the FDA, our DRP® technology has been peer-reviewed by numerous publications and we have patented our DRP® platform for more than 70 anti-cancer drugs. While retrospective studies guide our clinical development of our companion diagnostics, prospective clinical trials may be required in order to receive a PMA from the FDA.

●	A precision oncology approach: Our focused strategy is to advance our pipeline of therapeutic candidates, together with DRP® companion diagnostics, to bring these therapeutic candidates, once approved, to market and to patients through a precision oncology approach. Our DRP® companion diagnostic platform provides a gene expression fingerprint that we believe reveals whether a specific tumor in a specific patient is likely to respond to one of our therapeutic candidates and therefore can be used to identify those patients who are most likely to respond to a particular therapeutic treatment in order to guide therapy decisions and lead to better treatment outcomes. We believe our DRP® companion diagnostic platform may be used both to identify a susceptible patient population for inclusion in clinical trials during the drug development process (and to exclude the non-susceptible patient population), and further to select the optimal anti-cancer drug for individual patients in the treatment setting once an anti-cancer drug is approved and marketed. By including only patients that have tumors that we believe may respond to our therapeutic candidate in our clinical trials, we believe our proprietary DRP® companion diagnostics platform has the potential to improve the overall treatment response in our clinical trials and thereby improving our chances for regulatory approval to market our therapeutic candidate, while potentially reducing the time, cost, and risk of clinical development.

The following chart summarizes our therapeutic candidate pipeline:

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to continue to take advantage of many of the same exemptions from disclosure requirements, including presenting only the two most recent fiscal years of audited financial statements and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We may continue to be a smaller reporting company after the close of this offering if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Corporate Information

Our former parent, Allarity Therapeutics A/S, was founded in Denmark in 2004 by our chief scientific officer, Steen Knudsen, Ph.D., and our Director and Senior Vice President of Investor Relations, Thomas Jensen, both of whom were formerly academic researchers at the Technical University of Denmark working to advance novel bioinformatic and diagnostic approaches to improving cancer patient response to therapeutics. On May 20, 2021, we entered a Plan of Reorganization and Asset Purchase Agreement (the “Recapitalization Share Exchange”), between us, Allarity Acquisition Subsidiary, our wholly owned Delaware subsidiary (“Acquisition Sub”), and Allarity Therapeutics A/S, an Aktieselskab organized under the laws of Denmark. Pursuant to the terms of the Recapitalization Share Exchange, our Acquisition Sub acquired substantially all of the assets and liabilities of Allarity Therapeutics A/S in exchange for shares of our common stock on December 20, 2021, and our common stock began trading on the Nasdaq Global Market on that same day.

Our principal executive offices are located at 24 School Street, 2nd Floor, Boston, MA 02108 and our telephone number is (401) 426-4664. Our corporate website address is www.allarity.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Allarity and its subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

Recent Events

Subsequent to year ended December 31, 2022, we entered into a series of transactions or events or received notifications as follows. The transactions or events or notifications discussed below, are discussed in more detail in the Current Reports on Form 8-K filed by us with the SEC and incorporated by reference. See section titled “Incorporation of Certain Information By Reference.”

Redemption of Series B Preferred Stock

Upon conclusion of the 2023 Annual Meeting of Stockholders on February 3, 2023, all of the 190,786 shares of Series B Preferred Stock outstanding were automatically redeemed, with the holders of the Series B Preferred Stock only having a right to receive the purchase price for the redemption, which was $0.01 per share of Series B Preferred Stock.

Series A Preferred Stock Conversions

Subsequent to December 31, 2022, pursuant to the exercise of conversion by the 3i, LP, we issued 5,780,510 shares of common stock to the 3i, LP upon the conversion of 9,347 shares of Series A Preferred Stock based on a conversion price ranging from $1.09 to $9.023. No proceeds were received by the Company upon such conversion. As of April 18, 2023, we had 4,239 shares of Series A Preferred Stock issued and outstanding.

Amendment to Certain Employment Contracts

On January 12, 2023, we entered into new employment agreements with James G. Cullem, our chief executive officer, and Joan Brown, our chief financial officer, regarding salary, bonuses, stock options and change of control provisions.

SEC Request

In January 2023, we received a request to produce documents from the SEC that stated that the staff of the SEC is conducting an investigation known as “In the Matter of Allarity Therapeutics, Inc.” to determine if violations of the federal securities laws have occurred. The documents requested appear to focus on submissions, communications and meetings with the FDA regarding our NDA for Dovitinib or Dovitinib-DRP. The SEC letter also stated that investigation is a fact-finding inquiry and does not mean that that the SEC has concluded that we or anyone else has violated the laws. As a result of the disclosure of the SEC request, The Nasdaq Stock Market LLC (“Nasdaq”) staff has also requested us to provide them with the information requested by the SEC in which we are complying.

Change in Board of Directors; Nasdaq Non-Compliance

On January 19, 2023, three members of the board indicated that they resigned, or will resign with an effective date, from the board. Currently, the board consists of four members. On February 8, 2023, we received a notice from Nasdaq notifying us that we no longer comply with Nasdaq’s independent director and audit committee requirements. We have a cure period to regain compliance as follows: (i) until the earlier our next annual shareholders’ meeting or February 4, 2024; or (ii) if our next annual shareholders’ meeting is held before August 3, 2023, then we must evidence compliance no later than August 3, 2023.

Modification to Conversion Price of Series A Preferred Stock

On January 23, 2023, we and 3i, LP amended the letter agreement entered into on December 8, 2022, to provide that the modification of the term Series A Preferred Stock Conversion Price (“Series A Preferred Stock Conversion Price”) to mean the lower of: (i) the Closing Sale Price (as defined in the Certificate of Designations of Series A Preferred Stock (“Series A Certificate of Designations”)) on the trading date immediately preceding the Conversion Date (as defined in the Series A Certificate of Designations and (ii) the average Closing Sale Price of the common stock for the five trading days immediately preceding the Conversion Date, for the Trading Days (as defined in the Series A Certificate of Designations) will be in effect until terminated by us and 3i, LP.

Establishment and sale of Series C Convertible Redeemable Preferred Stock

On February 24, 2023, we filed a Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Redeemable Preferred Stock (“Series C Preferred Stock Certificate of Designations”) with the Delaware Secretary of State designating 50,000 shares of our authorized and unissued preferred stock as Series C Convertible Redeemable Preferred Stock (“Series C Preferred Stock”) with a stated value of $27.00 per share. On February 28, 2023, we filed a Certificate of Amendment to the Series C Preferred Stock Certificate of Designations to clarify the terms of conversion price and floor price based on definitions provided in the original Series C Preferred Stock Certificate of Designations (the original and amended Series C Preferred Stock Certificate of Designations collectively “the Series C Certificate of Designations”). Each share of Series C Preferred Stock has 620 votes and is subject to certain redemption rights and voting limitations.

On February 28, 2023, we entered into a securities purchase agreement with 3i, LP for the purchase and sale of 50,000 shares of Series C Preferred Stock at a purchase price of $24.00 per share, for a subscription receivable in the aggregate amount equal to the total purchase price of $1.2 million. The 50,000 shares of Series C Preferred Stock are convertible into shares of our common stock, subject to the terms of the Series C Certificate of Designations. The conversion price for the Series C Preferred Stock is initially equal the lower of: (i) $6.37, which is the official closing price of the common stock on the Nasdaq Global Market (as reflected on Nasdaq.com) on the Trading Day (as defined in the Series C Certificate of Designations) immediately preceding the Original Issuance Date (as defined in the Series C Certificate of Designations); and (ii) the lower of: (x) the official closing price of the common stock on the Nasdaq Global Market (as reflected on Nasdaq.com) on the Trading Day immediately preceding the Conversion Date or such other date of determination; and (y) the average of the official closing prices of the common stock on the Nasdaq Global Market (as reflected on Nasdaq.com) for the five Trading Days immediately preceding the Conversion Date (as defined in the Series C Certificate of Designations) or such other date of determination, subject to adjustment (the “Series C Preferred Stock Conversion Price”). In no event will the Series C Preferred Stock Conversion Price be less than $1.295 (the “Series C Preferred Stock Floor Price”). In the event that the Series C Preferred Stock Conversion Price on a Conversion Date would have been less than the applicable Series C Preferred Stock Floor Price if not for the immediately preceding sentence, then on any such Conversion Date we will pay the holder an amount in cash equal to the product obtained by multiplying (A) the higher of (I) the highest price that the common stock trades at on the Trading Day immediately preceding such Series C Preferred Stock Conversion Date and (II) the applicable Series C Preferred Stock Conversion Price and (B) the difference obtained by subtracting (I) the number of shares of common stock delivered to the holder of Series C Preferred Stock on the applicable Share Delivery Date with respect to such conversion of Series C Preferred Stock from (II) the quotient obtained by dividing (x) the applicable Series C Preferred Stock Conversion Amount that the holder of Series C Preferred Stock has elected to be the subject of the applicable conversion of Series C Preferred Stock, by (y) the applicable Series C Preferred Stock Conversion Price without giving effect to clause (x) of such definition.

In connection with the Series C Preferred Stock securities purchase agreement, we entered into a registration rights agreement with 3i, LP (the “Series C RRA”) pursuant to which we are required to file a registration statement with the SEC to register for resale the shares of Common Stock that are issued upon the potential conversion of the shares of Series C Preferred Stock. Under the terms of the Series C RRA, if we fail to file an Initial Registration Statement (as defined in the Series C RRA) on or prior to its Filing Date (as defined in the Series C RRA), or fail to maintain the effectiveness of the registration statement beyond defined allowable grace periods set forth in the Series C RRA, we will incur certain registration delay payments, in cash and as partial liquidated damages and not as a penalty, equal to 2.0% of 3i, LP’s subscription amount of the Series C Preferred Stock pursuant to the securities purchase agreement. In addition, if we fail to pay any partial liquidated damages in full within seven days after the date payment, we will have to pay interest at a rate of 18.0% per annum, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. We have also agreed to pay all fees and expenses incident to the performance of the Series C RRA, except for any broker or similar commissions. In connection with the sale and purchase of Series C Preferred Stock, we and 3i entered into a limited waiver agreement pursuant to which 3i confirmed that the sale and issuance of the Series C Preferred Stock will not give rise to any, or trigger any, rights of termination, defaults, amendment, anti-dilution or similar adjustments, acceleration or cancellation under agreements with 3i.

Annual Stockholder Meeting

On February 3, 2023, we held our annual meeting of stockholders (the “Annual Meeting”). Nine proposals were submitted to our stockholders for a vote at the Annual Meeting including a proposal to increase the number of authorized shares and a proposal to effect a reverse stock split. The proposals to increase the number of authorized shares and proposal to effect a reverse stock split did not receive the requisite votes.

Special Meeting of Stockholders; Share Consolidation and Share Increase

On March 20, 2023, we held a Special Meeting of Stockholders (the “Special Meeting”) for our stockholders of record of our outstanding shares of Common Stock and Series C Preferred Stock. At the Special Meeting, the stockholders of Common Stock and Series C Preferred Stock approved: (1) an amendment to our Certificate of Incorporation, as amended (“Certificate of Incorporation”), to increase the number of authorized shares from 30,500,000 to 750,500,000, and to increase the number of our common stock from 30,000,000 to 750,000,000 (the “Share Increase Proposal”); and (2) an amendment to our Certificate of Incorporation, to, at the discretion of the board, effect a reverse stock split with respect to our issued and outstanding common stock at a ratio between 1-for-20 and 1-for-35 (the “Reverse Stock Split Proposal”). Upon stockholder approval, the Board of Directors determined a ratio of 1-for-35 for the reverse stock split. In addition, the Company filed a Second Certificate of Amendment of the Certificate of Incorporation to effect the share increase approved by the stockholders.

We effected a 1-for-35 share consolidation of our common stock on March 24, 2023 (“Share Consolidation”). No fractional shares were issued in connection with the Share Consolidation. If, as a result of the Share Consolidation, a stockholder would otherwise have been entitled to a fractional share, each fractional share was rounded up to the next whole number. The Share Consolidation resulted in a reduction of our outstanding shares of common stock from 34,294,582 to 979,846. As a result of the Second Certificate of Amendment of our Certificate of Incorporation as discussed above, the number of our authorized shares is 750,500,000 which consist of 750,000,000 authorized shares of Common Stock and 500,000 authorized shares of preferred stock. The par value of our authorized stock remained unchanged at $0.0001.

Notice of Breach From Novartis Pharma AG

Pursuant to a license agreement with Novartis dated April 6, 2018, through our wholly-owned subsidiary Allarity Therapeutics Europe ApS, we have the right to use dovitinib used in combination with stenoparib to address the second-line or later treatment of metastatic ovarian cancer. Under the terms of the license agreement, we are required to make certain milestone payments, including a payment of $1,500,000 which was due on April 1, 2023. We did not make that milestone payment, and on April 4, 2023, Novartis sent a notice of breach under the license agreement to Allarity Therapeutics Europe ApS stating that it has 30 days from April 4, 2023, to cure. See “RISK FACTORS -Risks Related to Our Business -We are in default under our license agreement with Novartis.”

Modification to Bridge Loan

On April 10, 2023, we entered in a first amendment to the Secured Note Purchase Agreement with 3i, LP. The Secured Note Purchase Agreement provided for the offer and sale of three (3) secured promissory notes for an aggregate principal amount of $2,666,640, which were issued on November 28, 2022 and December 30, 2022, and represents the aggregate principal amount outstanding under the notes issued under the Secured Note Purchase Agreement as of April 10, 2023. The Secured Note Purchase Agreement was amended to provide for the offer and sale of additional notes from time to time, at the sole discretion of 3i, LP, which note purchase(s) is evidenced by a form of note which was agreed upon by the Company and 3i, LP (the “2023 Note”) and is substantially in the same form as the secured promissory notes issued in connection with the Secured Note Purchase Agreement dated November 22, 2022, with the exception that an event of default would occur under the 2023 Notes in the event the Company has been delisted from The Nasdaq Stock Exchange LLC. On April 10, 2023, in connection with the first amendment, the Company and 3i, LP entered into an amendment to the security agreement by and between 3i and the Company, dated November 23, 2022 (as amended, the “Security Agreement”), to cover the additional notes issued under the Secured Note Purchase Agreement. On April 11, 2023, 3i, LP purchased an additional note for an aggregate amount of $350,000, which purchase price was paid in cash.

Nasdaq Notification

As previously disclosed on Form 8-K filed with the SEC on October 14, 2022, we received a letter from Nasdaq Listing Qualifications on October 12, 2022 notifying us that the Company’s stockholders’ equity as reported in its Quarterly Report on Form 10-Q for the period ended June 30, 2022 (the “Form 10-Q”), did not satisfy the continued listing requirement under Nasdaq Listing Rule 5450(b)(1)(A) for The Nasdaq Global Market, which requires that a listed company’s stockholders’ equity be at least $10.0 million. As reported on the Form 10-Q, the Company’s stockholders’ equity as of June 30, 2022 was approximately $8.0 million. Pursuant to the letter, we were required to submit a plan to regain compliance with Nasdaq Listing Rule 5450(b)(1)(A) by November 26, 2022. After discussions with the Nasdaq Listing Qualifications staff, on December 12, 2022, we filed a plan to regain and demonstrate long-term Nasdaq Listing Qualifications compliance including seeking to phase-down to The Nasdaq Capital Market. On December 21, 2022, we received notification from the Nasdaq Listing Qualifications staff that they have granted the Company’s request for an extension until April 10, 2023, to comply with this requirement.

On April 11, 2023, we received notification from the Nasdaq Listing Qualifications staff that it has determined that the Company did not meet the terms of the extension. Specifically, the Company did not complete its proposed transactions and was unable to file a Form 8-K by the April 10, 2023 deadline, evidencing compliance with Nasdaq Listing Rule 5450(b)(1)(A). As a result, the Company’s securities will be delisted from The Nasdaq Global Market. In that regard, unless the Company requests an appeal of such determination by April 18, 2023, trading of the Company’s Common Stock will be suspended at the opening of business on April 20, 2023, and a Form 25-NSE will be filed with the SEC which will remove the Company’s common stock from listing and registration on The Nasdaq Stock Market. The Company has filed its appeal with Nasdaq and has received a hearing date of May 18, 2023.

Additional Loan From 3i, LP

On April 19, 2023, we received an additional loan of $350,000 from 3i, LP which is anticipated to be paid back through the issuance of shares of Series A Preferred Stock in a number and amount to be determined with 3i, LP. It is anticipated that the loan will be paid off concurrently with the close of this offering.

THE OFFERING

Common Stock offered by us	2,869,330 shares.

Common Warrants offered by us

Common warrants to purchase up to 10,000,000 shares of our common stock, which will be exercisable during the period commencing on the date of their issuance and ending five years from such date at an exercise price of $$0.85 per share of common stock. The common warrants will be sold together with the common stock but issued separately from the common stock and may be transferred separately immediately thereafter. A common warrant to purchase one share of our common stock will be issued for every share of common stock purchased in this offering.

Pre-Funded Warrants offered by us	We are also offering to certain purchasers whose purchase of our common stock in this offering would otherwise result in the purchaser, together with its affiliates, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock immediately following the consummation of this offering, to purchase 7,130,670 pre-funded warrants (together with the common warrants, the “Warrants”) in lieu of common stock that would otherwise result in any such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock. Each pre-funded warrant will be exercisable for one share of common stock. The purchase price of each pre-funded warrant and the accompanying common warrant equals to the price at which the common stock and the accompanying common warrant are being sold to the public in this offering, minus $0.001, which is $0.749, and the exercise price of each pre-funded warrant is $0.001 per share. The pre-funded warrants will be exercisable immediately and may be exercised at any time until exercised in full. Because we will issue one common warrant for each share of common stock and for each pre-funded warrant to purchase one share of common stock sold in this offering, the number of common warrants sold in this offering will not change as a result of a change in the mix of the shares of our common stock and pre-funded warrants sold.

Public Offering Price	$0.75 per share of common stock and accompanying common warrant or $0.749 per pre-funded warrant and accompanying common warrant, as applicable.

Best Efforts	We have agreed to issue and sell the securities offered hereby to the purchasers through the placement agent. The placement agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby, but it will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” on page 40 of this prospectus.

Shares of Common Stock to be Outstanding Immediately After this Offering (1)	9,116,763 shares of common stock (assuming no exercise of pre-funded warrants or common warrants sold in this offering).

Use of Proceeds

We estimate that  the net proceeds from this offering will be approximately $6,598,368 (assuming no exercise of the Warrants issued in connection with this offering) after deducting the placement agent fees and estimated offering expenses payable by us. As discussed below, other than proceeds to be received from 3i, LP, we intend to use a portion of the net proceeds to pay account payables and accrued liabilities outstanding, and for working capital and general corporate purposes. The payments from net proceeds will be subject to the discretion of and timing by the Board of Directors. As of April 18, 2023, we had approximately $12.6 million in account payables and accrued liabilities. In addition, 3i, LP, the sole holder of our Series A Preferred Stock, Series C Preferred Stock, and 3i, LP Promissory Notes, will participate in this offering on the same terms and conditions as other purchasers, and we intend to use the 3i Proceeds to pay off all 3i, LP Promissory Notes and to redeem a portion of the outstanding shares of Series A Preferred Stock. See section titled “Use of Proceeds” on page 24 of this prospectus.

Risk Factors	You should read the “Risk Factors” section beginning on page 11 of this prospectus and in Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated herein by reference for a discussion of factors that you should consider before investing in our securities.

Exchange Agreement with 3i, LP and Amendment to Series A Certificate of Designations

We plan on entering into a Modification and Exchange Agreement with 3i, LP prior to the closing of this offering pursuant to which 3i, LP will agree to amend the Series A Certificate of Designations to, among other things, eliminate the Series A Preferred Stock redemption right and dividend (except for certain exceptions as specified in the Series A Certificate of Designations to be amended), and provide for the conversion of Series A Preferred Stock into Common Stock at a conversion price equal to the price for a share of Common Stock sold in this offering. In addition, it is anticipated that 3i, LP will agree to, following the amendment to the Series A Certificate of Designations, exchange 50,000 shares of Series C Preferred Stock for approximately 4,027 shares of Series A Preferred Stock. No definitive Modification and Exchange Agreement has been entered into and the forgoing proposed modification to the Series A Certificate of Designations and exchange of Series C Preferred Stock for Series A Preferred Stock are expressly conditioned upon closing of this offering.

Trading Symbol	Our shares of common stock are listed on The Nasdaq Global Market under the symbol “ALLR.” There is no established public trading market for the common warrants and pre-funded warrants to be sold in this offering and we do not expect a market to develop. In addition, we do not intend to apply for listing of the common warrants or pre-funded warrants on The Nasdaq Global Market, any other national securities exchange or any other trading system.

Transfer Agent	The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

(1)

The number of shares of common stock that will be outstanding after this offering as shown above is based on 6,247,433 shares of common stock outstanding as of April 18, 2023, and excludes the following:

●	19,332 shares common stock issuable pursuant to options outstanding as of April 18, 2023, with a weighted-average exercise price of $213.76;

●	56,007 shares of common stock available under our 2021 Equity Incentive Plan (“2021 Plan”) as of April 18, 2023;

●	57,685 shares of common stock issuable upon the exercise of warrants outstanding as of April 18, 2023, at an exercise price of $346.71 per share, subject to adjustment, including in the event the Company conducts a financing at less than the then existing conversion price. See “Description of Our Capital Stock–- PIPE Warrant”;

●	shares of common stock issuable upon conversion of 4,239 shares of Series A Preferred Stock outstanding held by 3i, LP at the Series A Preferred Stock Conversion Price equal to the lower of: (i) the closing sale price (as defined in the Series A Certificate of Designations) on the trading date immediately preceding the Conversion Date (as defined in the Series A Certificate of Designations and (ii) the average closing sale price of the common stock for the five trading days immediately preceding the Conversion Date excluding any subsequent adjustments;

●	shares of common stock issuable upon conversion of 50,000 shares of Series C Preferred Stock at a conversion price equal to the lower of: (i) $6.37, which is the official closing price of the Common Stock on the Nasdaq Global Market (as reflected on Nasdaq.com) on the Trading Day (as defined in the Series C Certificate of Designation) immediately preceding the Original Issuance Date (as defined in the Series C Certificate of Designation); and (ii) the lower of: (x) the official closing price of the Common Stock on the Nasdaq Global Market on the Trading Day immediately preceding the Conversion Date or such other date of determination; and (y) the average of the official closing prices of the Common Stock on the Nasdaq Global Market (as reflected on Nasdaq.com) for the five (5) Trading Days immediately preceding the Conversion Date (as defined in the Series C Certificate of Designation) or such other date of determination, subject to adjustment herein, with the Series C Preferred Stock Conversion Price being no less than $1.295;

●	up to 10,000,000 shares of common stock issuable upon the exercise of the common warrants to be issued in connection with this offering; and

●	up to 7,130,670 shares of common stock issuable upon the exercise of pre-funded warrants.

Unless otherwise indicated, all information in this prospectus assumes:

●	no exercise of the outstanding options or warrants described above;

●	no conversion of outstanding shares of Series A Preferred Stock described above; no conversion of outstanding shares of Series C Convertible Preferred Stock;

●	no exchange of outstanding 3i, LP Promissory Notes into shares of common stock; and

●	no exercise of the common warrants or pre-funded warrants sold in this offering.

SUMMARY HISTORICAL FINANCIAL INFORMATION

The following summary historical financial information of Allarity set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and the related notes thereto incorporated by reference in this prospectus.

The summary consolidated balance sheet data as of December 31, 2021 and 2022 and summary consolidated statements of operations and comprehensive loss data for the years ended December 31, 2021 and 2022 are derived from our audited consolidated financial statements incorporated by reference in this prospectus. The historical results are not necessarily indicative of the results to be expected in the future. Dollar amounts are in thousands. Share and per share calculations gives effect to the Share Consolidation effected on March 24, 2023.

	As of December 31,
	2021	2022
Consolidated Balance Sheet Data:
Total assets	$49,633	$14,544
Total liabilities	30,849	12,654
Total mezzanine equity	632	2,003
Total stockholders’ equity (deficit)	$18,152	$(113)

	Year Ended December 31,
	2021	2022
Consolidated Statements of Operations and Comprehensive Loss Data
Revenue	$—	$—

Operating expenses
Research and development	14,196	6,930
Impairment of intangible assets	-	17,571
General and administrative	12,360	9,962
Total operating expenses	26,556	34,463
Loss from operations	(26,556)	(34,463)

Other income (expense)
Gain from the sale of IP	1,005	1,780
Interest Income	—	30
Interest expense	(499)	(223)
Finance costs	(1,347)	-
Loss on investment	(495)	(115)
Foreign currency transaction losses, net	(95)	(913)
Change in fair value adjustment of derivative and warrant liabilities	2,087	17,579

Penalty on Series A Preferred stock liability	—	(800)
Non-cash interest expense related to Beneficial conversion feature of convertible debt	(141)	-
Change in fair value of convertible debt	(474)	-
Total other income, net	41	16,884
Net loss before tax expense (recovery)	(26,515)	(17,579)
Income tax recovery (expense)	(133)	1,521
Net loss	(26,648)	(16,058)
Deemed dividend of 8% on Preferred stock	-	(1,572)
Cash obligations on converted Series A Preferred stock	-	(3,421)
Net loss attributable to common stockholders	$(26,648)	$(21,051)

Basis and diluted net loss per share applicable to common stockholders	$(146.67)	$(77.36)
Basic and Diluted weighted average common shares outstanding	181,686	272,204

Net loss	$(26,648)	$(16,058)
Other comprehensive loss, net of tax:
Change in cumulative translation adjustment	(1,966)	(121)
Change in fair value attributable to instrument specific credit risk	(9)	-
Total comprehensive loss attributable to common stockholders	$(28,623)	$(16,179)

RISK FACTORS

An investment in our securities is subject to a number of risks, including risks related to this offering, our business and industry, as well as risks related to our shares of common stock. You should carefully consider all of the information in this prospectus and the documents incorporated by reference into this prospectus, including our financial statements and related notes, before making an investment in our securities The occurrence of any of the adverse developments described in the following risk factors and risk factors incorporated by reference could materially and adversely harm our business, financial condition, results of operations or prospects. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. In addition, please read the information in the section entitled “Risk Factors” on page 11 of this prospectus and in Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated herein by reference, for a more thorough description of these and other risks.

Risks Related to Our Business

We are in default under our license agreement with Novartis

Pursuant to a license agreement with Novartis and our wholly-owned subsidiary Allarity Therapeutics Europe ApS dated April 6, 2018, we have the right to use dovitinib used in combination with stenoparib to address the second-line or later treatment of metastatic ovarian cancer. Under the terms of the license agreement, we are required to make certain milestone payments, including a payment of $1,500,000 which was due on April 1, 2023. We did not make that milestone payment, and on April 4, 2023, we received notice from Novartis stating that Allarity Therapeutics Europe ApS is in breach of the license agreement and has 30 days from April 4, 2023, to cure. We intend to cure this breach by making the milestone payment from proceeds of this offering and/or working with Novartis on an alternate payment structure. If we fail to make this payment or are otherwise in breach of the license agreement, we may lose our right to use dovitinib which will adversely affect our ability to conduct our clinical trials and to achieve our business objectives and adversely affect our financial results.

We currently have approximately $3 million in principal outstanding under the 3i, LP Promissory Notes and in the event of default, such default could adversely affect our business, financial condition, results of operations or liquidity.

As of April 18, 2023, we had outstanding principal balance of approximately $3 million under the 3i, LP Promissory Notes. Under the Secured Note Purchase Agreement, 3i, LP has the right to purchase additional notes. As the holder of the 3i, LP Promissory Notes, 3i, LP is a secured party and upon an event of default under the Security Agreement and the 3i, LP Promissory Notes, 3i, LP, which among other occurrences includes the delisting by Nasdaq, will have a right to the collateral granted to them and we may lose our ownership interest in our assets, including our shares in our wholly owned subsidiaries Allarity Therapeutics Acquisition Subsidiary and Allarity Therapeutics A/S and our intellectual property rights including our patents, trademarks and copyrights.

Risks Related to Owning our Securities and this Offering

We currently do not satisfy The Nasdaq Global Market continued listing requirements and if we fail to regain compliance our Common Stock will be delisted.

The listing of our common stock on The Nasdaq Global Market is contingent on our compliance with The Nasdaq Global Market’s conditions for continued listing. On April 20, 2022, we received notice from the Nasdaq Listing Qualifications stating that because we had not yet filed our Annual Report on Form 10-K for the year ended December 31, 2021 (the “Form 10-K”) by its due date, we were no longer in compliance with the listing requirement which requires listed companies to timely file all required periodic financial reports with the SEC. On May 17, 2022, we filed our Form 10-K with the SEC. Subsequent to the filing of the Form 10-K, we were late in filing our Form 10-Q for the quarterly periods ended March 31, 2022, and June 30, 2022.

On October 12, 2022, we received a letter from Nasdaq Listing Qualifications notifying us that the Company’s stockholders’ equity as reported in its Quarterly Report on Form 10-Q for the period ended June 30, 2022 (the “Form 10-Q”), did not satisfy the continued listing requirement under Nasdaq Listing Rule 5450(b)(1)(A) for The Nasdaq Global Market, which requires that a listed company’s stockholders’ equity be at least $10.0 million. As reported on the Form 10-Q, the Company’s stockholders’ equity as of June 30, 2022 was approximately $8.0 million. Pursuant to the letter, we were required to submit a plan to regain compliance with Nasdaq Listing Rule 5450(b)(1)(A) by November 26, 2022. After discussions with the Nasdaq Listing Qualifications staff, on December 12, 2022, we filed a plan to regain and demonstrate long-term Nasdaq Listing Qualifications compliance including seeking to phase-down to The Nasdaq Capital Market. On December 21, 2022, we received notification from the Nasdaq Listing Qualifications staff that they have granted us an extension of time until April 10, 2023, to regain and evidence compliance with Nasdaq Listing Rule 5450(b)(1)(A). On April 11, 2023, we received notification from the Nasdaq Listing Qualifications staff that it has determined that the Company did not meet the terms of the extension. Specifically, the Company did not complete its proposed transactions and was unable to file a Form 8-K by the April 10, 2023 deadline, evidencing compliance with Nasdaq Listing Rule 5450(b)(1)(A). As a result, the Company’s Common Stock will be delisted from The Nasdaq Global Market. In that regard, unless the Company requests an appeal of such determination by April 18, 2023, trading of the Company’s Common Stock will be suspended at the opening of business on April 20, 2023, and a Form 25-NSE will be filed with the SEC which will remove the Company’s Common Stock from listing and registration on The Nasdaq Stock Market. The Company has filed its appeal with Nasdaq and has received a hearing date of May 18, 2023.

On November 21, 2022, the Company received written notice from Nasdaq Listing Qualifications indicating that the Company is not in compliance with the minimum bid price requirement of $1.00 per share under the Nasdaq Listing Rules. Based on the closing bid price of the Company’s listed securities for the last 30 consecutive business days from October 10, 2022 to November 18, 2022, the Company no longer met the minimum bid price requirement set forth in Listing Rule 5550(a)(2). Under Nasdaq Listing Rules, we are provided with a compliance period of 180 calendar days, or until May 22, 2023, to regain compliance under the Nasdaq Listing Rules. In the event we do not regain compliance by May 22, 2023, we may be eligible for additional time to regain compliance. On March 24, 2023, we effected the 1-for-35 Share Consolidation of our common stock in order to attempt to meet the minimum bid requirement of $1.00 per share.  Based on discussions on or around April 13, 2023 with Nasdaq, the Nasdaq staff indicated that it would continue to monitor the Company’s ongoing compliance with the minimum bid price requirement.

On December 20, 2022, we received a written notice from Nasdaq Listing Qualifications indicating that we are not in compliance with the minimum Market Value of Publicly Held Shares (“MVPHS”) of $5,000,000 requirement under the Nasdaq Listing Rules Based on our MVPHS for the thirty-one (31) consecutive business days from November 4, 2022 to December 19, 2022, we no longer meets the minimum MVPHS requirement set forth in Listing Rule 5450(b)(1)(C). Under Nasdaq Listing Rules, we are provided with a compliance period of 180 calendar days, or until June 19, 2023 to regain compliance. To regain compliance under Nasdaq Listing Rules, our MVPHS must close at $5,000,000 for a minimum of ten (10) consecutive business days. In the event we do not regain compliance by June 19, 2023, we may face delisting.

On February 8, 2023, we received notice from Nasdaq Listing Qualifications stating that due to the resignation of Soren G. Jensen from the Company’s board and audit committee, effective on February 4, 2023, the Company no longer complies with Nasdaq’s Listing Rules’ independent director and audit committee requirements as set forth in Nasdaq Listing Rules 5605(b)(1)(A) and 5605(c)(4) which requires a majority of the board of directors to be comprised of independent directors and an audit committee of at least three independent directors. The February 8, 2023 Nasdaq Listing Qualification notice has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Global Market. In accordance with Nasdaq Listing Rules, we have a cure period to regain compliance as follows: (i) until the earlier of the Company’s next annual shareholders’ meeting or February 4, 2024; or (ii) if the next annual shareholders’ meeting is held before August 3, 2023, then the Company must evidence compliance no later than August 3, 2023. The Company’s board is currently seeking to appoint a new independent director who will also qualify under the Nasdaq Listing Rules to serve as a member of the audit committee, and intends to regain compliance with the Nasdaq Listing Rules as soon as practicable.

If we fail to meet the Nasdaq listing requirements and do not regain compliance, we will be subject to delisting by Nasdaq. If the Nasdaq staff determines to seek the delisting our common stock on the Nasdaq, we intend to appeal such determination before the Nasdaq Hearing Panel. In the event our common stock is no longer listed for trading on The Nasdaq Global Market and we are unable to transfer to The Nasdaq Capital Market, our trading volume and share price may decrease and you may have a difficult time selling your shares of common stock. In addition, we may experience difficulties in raising capital which could materially adversely affect our operations and financial results. Further, delisting from Nasdaq markets could also have other negative effects, including potential loss of confidence by partners, lenders, suppliers and employees. Finally, delisting could make it harder for you and the Company to sell the securities and hard for us to raise capital.

We may not apply the 3i Proceeds in a manner that will increase the value of your investment.

We intend to use the 3i Proceeds received in this offering to pay off all 3i, LP Promissory Notes and redeem a portion of 3i, LP’s shares of Series A Preferred Stock. The use of the 3i Proceeds to pay off of 3i, LP’s Promissory Notes and redeem a portion of their shares of Series A Preferred Stock instead of using such proceeds for working capital or otherwise in furtherance of the Company’s business objectives may not increase the value of your investment.

There is no public market for the pre-funded warrants and common warrants to purchase common stock in this offering.

There is no established public trading market for the pre-funded warrants and common warrants that are being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants and common warrants on any national securities exchange or other trading market. Without an active market, the liquidity of the pre-funded warrants and common warrants will be limited.

The holders of the pre-funded warrants and common warrants will have no rights as common stockholders until such holders exercise their pre-funded warrants or common warrants and acquire shares of our common stock.

Except by virtue of such holder’s ownership of shares of our common stock, the holder of a pre-funded warrant and common warrant will not have the rights or privileges of a holder of our common stock, including any voting rights, until such holder exercises the pre-funded warrant and common warrant. Upon exercise of the pre-funded warrant or common warrant, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Because the public offering price of our securities will be substantially higher than the pro forma as adjusted net tangible book value per share of our outstanding common stock following this offering, new investors will experience immediate and substantial dilution.

The combined public offering price of the common stock and pre-funded warrants are substantially higher than the pro forma as adjusted net tangible book value per share of our common stock immediately following this offering based on the total value of our tangible assets less our total liabilities. The sale of 2,869,330 shares of common stock and common warrants in this offering at the combined public offering price of $0.75, and the sale of 7,130,670 pre-funded warrants and common warrants at a combined public offering price of $0.749, will cause an immediate and substantial dilution of $0.73 in the pro forma as adjusted net tangible book value per share of common stock as of December 31, 2022. Therefore, as a result of your purchase of shares of our common stock and pre-funded warrants in this offering, you will pay a price per share that substantially exceeds our pro forma as adjusted net tangible book value per share after this offering. See the section titled “Dilution” below for a more detailed discussion of the dilution you will incur if you participate in this offering.

We received a request for documents from the SEC in the investigation known as “In the Matter of Allarity Therapeutics, Inc.,” and, separately, a letter from Nasdaq, regarding the same matter, the consequences of which are unknown.

In January 2023, we received a request to produce documents from the SEC that stated that the staff of the SEC is conducting an investigation known as “In the Matter of Allarity Therapeutics, Inc.” to determine if violations of the federal securities laws have occurred. The documents requested appear to focus on submissions, communications and meetings with the FDA regarding our NDA for Dovitinib or Dovitinib-DRP. The SEC letter also stated that investigation is a fact-finding inquiry and does not mean that that the SEC has concluded that the Company or anyone else has violated the laws. As a result of the disclosure of the SEC request, the Nasdaq staff has requested us to provide them with the information requested by the SEC in which we are complying.

We do not know when the SEC’s or Nasdaq’s investigation will be concluded or what action, if any, might be taken in the future by the SEC, Nasdaq or their staff as a result of the matters that are the subject to its investigation or what impact, if any, the cost of continuing to respond to inquiries might have on our financial position or results of operations. We have not established any provision for losses in respect of this matter. In addition, complying with any such future requests by the SEC or Nasdaq for documents or testimony would distract the time and attention of our officers and directors or divert our resources away from ongoing business matters. This investigation may result in significant legal expenses, the diversion of management’s attention from our business, could cause damage to our business and reputation, and could subject us to a wide range of remedies, including enforcement actions by the SEC or delisting proceedings by Nasdaq. There can be no assurance that any final resolution of this or any similar matters will not have a material adverse effect on our financial condition or results of operations.

If our business developments and achievements do not meet the expectations of investors or securities analysts or for other reasons the expected benefits do not occur, the market price of our common stock traded on Nasdaq may decline.

If our business developments and achievements do not meet the expectations of investors or securities analysts, the market price of common stock traded on Nasdaq may decline. The trading price of our common stock could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a negative impact on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

●	adverse regulatory decisions;

●	any delay in our regulatory filings for our therapeutic candidates and any adverse development or perceived adverse development with respect to the applicable regulatory authority’s review of such filings, including without limitation the FDA’s issuance of a “refusal to file” letter or a request for additional information;

●	the impacts of the ongoing COVID-19 pandemic and related restrictions as they may related to our clinical trials;

●	the commencement, enrollment or results of any future clinical trials we may conduct, or changes in the development status of our therapeutic candidates;

●	adverse results from, delays in or termination of clinical trials;

●	unanticipated serious safety concerns related to the use of our therapeutic candidates;

●	lower than expected market acceptance of our therapeutic candidates following approval for commercialization, if approved;

●	changes in financial estimates by us or by any securities analysts who might cover our securities;

●	conditions or trends in our industry;

●	changes in the market valuations of similar companies;

●	stock market price and volume fluctuations of comparable companies and, in particular, those that operate in the biopharmaceutical industry;

●	publication of research reports about us or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships or divestitures;

●	announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;

●	investors’ general perception of our business prospects or management;

●	recruitment or departure of key personnel;

●	overall performance of the equity markets;

●	trading volume of our common stock;

●	disputes or other developments relating to intellectual property rights, including patents, litigation matters and our ability to obtain, maintain, defend, protect and enforce patent and other intellectual property rights for our technologies;

●	significant lawsuits, including patent or stockholder litigation;

●	proposed changes to healthcare laws in the U.S. or foreign jurisdictions, or speculation regarding such changes;

●	general political and economic conditions; and

●	other events or factors, many of which are beyond our control.

In addition, in the past, stockholders have initiated class action lawsuits against biopharmaceutical and biotechnology companies following periods of volatility in the market prices of these companies’ stock. Such litigation, if instituted against us, could cause us to incur substantial costs and divert management’s attention and resources from our business.

The price of our common stock has fluctuated substantially.

The price of our common stock has fluctuated substantially. Therefore, some investors who have purchased our common stock at high prices face the risk of losing a significant portion of their original investment if they have to sell at a time when the price of our common stock has declined. In addition, the volatility of our stock price could cause other consequences including causing a short squeeze due to the difference in investment decisions by short sellers of common stock and buy-and-hold decisions of longer investors.

You should consider an investment in our securities to be risky, and you should invest in our securities only if you can withstand a significant loss and wide fluctuations in the market value of your investment. Some factors that may cause the market price of our common stock to fluctuate, in addition to the other risks mentioned in this “Risk Factors” section and elsewhere in this prospectus, are:

●	sale of our common stock by our stockholders, executives, and directors;

●	volatility and limitations in trading volumes of our shares of common stock;

●	our ability to obtain financings to conduct and complete research and development activities including, but not limited to, our proposed clinical trials, and other business activities;

●	possible delays in the expected recognition of revenue due to lengthy and sometimes unpredictable sales timelines;

●	the timing and success of introductions of new drugs by our competitors or any other change in the competitive dynamics of our industry, including consolidation among competitors, customers or strategic partners;

●	network outages or security breaches;

●	the lack of market acceptance and sales growth for our therapeutic candidates, if any, that receive marketing approval;

●	our ability to secure resources and the necessary personnel to conduct clinical trials on our desired schedule;

●	commencement, enrollment or results of our clinical trials for our therapeutic candidates or any future clinical trials we may conduct;

●	changes in the development status of our therapeutic candidates;

●	any delays or adverse developments or perceived adverse developments with respect to the FDA’s review of our planned NDA, PMA and clinical trials;

●	any delay in our submission for studies or drug approvals or adverse regulatory decisions, including failure to receive regulatory approval for our therapeutic candidates;

●	unanticipated safety concerns related to the use of our therapeutic candidates;

●	failures to meet external expectations or management guidance;

●	changes in our capital structure or dividend policy and future issuances of securities;

●	sales of large blocks of common stock by our stockholders, including, but not limited to, sales by 3i, LP as a result of the conversion of Series A Preferred Stock and upon the exercise of the warrant issued in connection with the sale of the Series A Preferred Stock (the “PIPE Warrant”) (such sale of Series A Preferred Stock and PIPE Warrant (“PIPE Financing”)), conversion of Series C Preferred Stock and exchange of outstanding 3i, LP Promissory Notes for common stock;

●	our cash position;

●	announcements and events surrounding financing efforts, including debt and equity securities;

●	our inability to enter into new markets or develop new drugs;

●	reputational issues;

●	competition from existing technologies and drugs or new technologies and drugs that may emerge;

●	announcements of acquisitions, partnerships, collaborations, joint ventures, new drugs, capital commitments, or other events by us or our competitors;

●	changes in general economic, political and market conditions in or any of the regions in which we conduct our business;

●	changes in industry conditions or perceptions;

●	changes in valuations of similar companies or groups of companies;

●	analyst research reports, recommendation and changes in recommendations, price targets, and withdrawals of coverage;

●	departures and additions of key personnel;

●	disputes and litigations related to intellectual properties, proprietary rights, and contractual obligations;

●	changes in applicable laws, rules, regulations, or accounting practices and other dynamics; and

●	other events or factors, many of which may be out of our control.

In addition, if the market for stocks in our industry or industries related to our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition and results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

We are subject to penalties if we fail to meet certain conditions of the Certificate of Designations of the Series A Preferred Stock and related registration rights agreement.

We are authorized to issue up to 500,000 shares of preferred stock, 20,000 shares of which have been designated as Series A Preferred Stock and sold in connection with the PIPE Financing. We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of the common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our common stock by restricting dividends on our common stock, diluting the voting power of our common stock or subordinating the liquidation rights of our common stock.

If certain defined “triggering events” defined in the Series A Certificate of Designations occur, such as a breach of the Series A Preferred Stock Registration Rights Agreement (“PIPE Financing RRA”), suspension of trading, or our failure to convert the Series A Preferred Stock into common stock when a conversion right is exercised, failure to issue our common stock when the PIPE Warrant is exercised, failure to declare and pay to any holder any dividend on any dividend date, certain defaults on our debts or contractual obligations, or upon a “bankruptcy triggering event” (as defined in the Series A Certificate of Designations), then we may be required to pay a dividend that is added to the stated value on the Series A Preferred Stock in the amount of 18% per annum, but paid quarterly in cash, so long as the triggering event is continuing, or to redeem the Series A Preferred Stock for cash in an amount of 125% of the stated value of the Series A Preferred Stock and in the event that we experience a “Change of Control” (as defined in the Series A Certificate of Designations ) we may also be required to redeem the Shares at a premium of 125% of their stated value. In addition, if thirty days after our common stock commences trading on Nasdaq the average daily dollar volume for the ten (10) days previous to conversion divided by ten (10) is less than $2,500,000, then the Series A Preferred Stock shall be entitled to a one-time dividend equal to an 8% increase in the stated value of the Preferred Share, or an $80 increase per share in stated value, resulting in a stated value of $1,080 per Preferred Share. This dividend was paid during the first quarter of 2022.

On May 4, 2022, the Company and the Investor entered into a Forbearance Agreement and Waiver, dated April 27, 2022, wherein the Investor confirmed that no Triggering Event as defined under the Series A Certificate of Designations has occurred prior to April 27, 2022, that a Triggering Event under Section 5(a)(ii) will and has occurred on April 29, 2022, and that in consideration for the Registration Delay Payments the Company is obligated to pay under the PIPE Financing RRA, and additional amounts the Company is obligated to pay under the Series A Certificate of Designations and the Investor’s legal fees incurred in the preparation of the Forbearance Agreement and Waiver in the aggregate of $538,823 paid upon execution of the Forbearance Agreement and Waiver, and so long as the Company pays the Registration Delay Payments that become due and payable under the PIPE Financing RRA after the execution of the Forbearance Agreement and Waiver, the Investor has agreed to forbear exercising any rights or remedies that it may have under the Series A Certificate of Designations that arises as a result of a Triggering Event under Section 5(a)(ii) of the Series A Certificate of Designations and Section 4(c)(ii) of the PIPE Warrant until the earlier to occur of (i) the date immediately prior to the date of occurrence of a Bankruptcy Triggering Event, (ii) the date of occurrence of any other Triggering Event under Section 5(a) of the Series A Certificate of Designations (excluding any Triggering Event arising solely as a result of Section 5(a)(ii) of the Series A Certificate of Designations and Section 4(c)(ii) of the PIPE Warrant), (iii) the time of any breach by the Company under the Forbearance Agreement and Waiver, (iv) the Resale Availability Date as defined therein and (v) June 4, 2022 (such period, the “Forbearance Period”). Provided that the Company is not in breach of its obligations under Forbearance Agreement and Waiver, effective as of the Trading Day immediately following the date the Company cures the Triggering Event under Section 5(a)(ii) of the Series A Certificate of Designations, the Investor agrees to waive any rights or remedies that it may have under the Series A Certificate of Designations that arises as a result of a Triggering Event under Section 5(a) of the Series A Certificate of Designations and Section 4(c)(ii) of the PIPE Warrant that may have arisen prior to the date of the Forbearance Agreement and Waiver.

We plan on entering into a Modification and Exchange Agreement with 3i, LP prior to the closing of this offering pursuant to which 3i, LP will agree to amend the Series A Certificate of Designations to, among other things, eliminate the Series A Preferred Stock redemption right and dividend (except for certain exceptions as specified in the Series A Certificate of Designations), and provide for the conversion of Series A Preferred Stock into Common Stock at a conversion price equal to the price for a share of Common Stock sold in this offering. In addition, it is anticipated that 3i, LP will agree to, following the amendment to the Series A Certificate of Designations, exchange all of its outstanding (50,000 shares) Series C Preferred Stock for approximately 4,027 shares of Series A Preferred Stock. No definitive agreement has been entered into and the forgoing proposed modification to the Series A Certificate of Designations and exchange of Series C Preferred Stock for Series A Preferred Stock are expressly conditioned upon closing of this offering.

As a result of these or other factors, the issuance of the Series A Preferred Stock could diminish the rights of holders of our common stock, or delay or prevent a change of control of the Company, and could have an adverse impact on the market price of our common stock.

We are subject to penalties if we fail to meet certain conditions of the Series C Preferred Stock Registration Rights Agreement.

In connection with the purchase and sale of the Series C Preferred Stock, we entered into the Series C RRA pursuant to which we are required to file a registration statement with the SEC to register for resale the shares of common stock that are issued upon the potential conversion of the shares of Series C Preferred Stock. Under the terms of the Series C RRA, if we fail to file an initial registration statement on or prior a stated filing date, or fail to maintain the effectiveness of the registration statement beyond defined allowable grace periods set forth in the Series C RRA, we will incur certain registration delay payments, in cash and as partial liquidated damages and not as a penalty, equal to 2.0% of the Series C Preferred Stock purchaser’s subscription amount of the shares of Series C Preferred Stock pursuant to the Series C Preferred Stock securities purchase agreement. In addition, if we fail to pay any partial liquidated damages in full within seven days after the date payment, we will have to pay interest at a rate of 18.0% per annum, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. We have also agreed to pay all fees and expenses incident to the performance of the Series C RRA.

Upon the closing of this offering, and pursuant to a Modification and Exchange Agreement that we intend to enter into with 3i, LP, it is anticipated that the Series A Certificate of Designations will be amended and 3i, LP will exchange all outstanding shares of Series C Preferred Stock for approximately 4,027 shares of Series A Preferred Stock, and upon such exchange, there will be no shares of Series C Preferred Stock outstanding.

Our continued operations are dependent on us raising capital.

We will need to raise additional capital after this offering to support our operations and execute on our business plan. We will be required to pursue sources of additional capital through various means, including debt or equity financings. Any new securities that we may issue in the future may be sold on terms more favorable for our new investors than the terms of this offering. Newly issued securities may include preferences, superior voting rights, and the issuance of warrants or other convertible securities that will have additional dilutive effects. We cannot assure that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us and may cause existing shareholders both book value and ownership dilution. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition and results of operations. Our ability to obtain needed financing may be impaired by such factors as the weakness of capital markets, and the fact that we have not been profitable, which could impact the availability and cost of future financings. If the amount of capital we are able to raise from financing activities is not sufficient to satisfy our capital needs, we may have to reduce our operations accordingly.

Future sales, or the perception of future sales, by us or our stockholders in the public market could cause the market price for our common stock to decline.

The sale of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that it deems appropriate. The holder of the Series A Preferred Stock, PIPE Warrant, Series C Preferred Stock and 3i, LP Promissory Notes may convert, exercise or exchange their securities into shares of common stock which sales thereof could adversely affect the market price of shares of our common stock.

Because there are no current plans to pay cash dividends on shares of our common stock for the foreseeable future, you may not receive any return on investment unless you sell your shares of common stock for a price greater than that which you paid for it.

We intend to retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of our Board of Directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our Board of Directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur or from restrictions imposed by any preferred stock we may issue in the future. As a result, you may not receive any return on an investment in our common stock unless you sell your shares of common stock for a price greater than that which you paid for it.

We may incur substantial penalties if we fail to maintain the effectiveness of our registration statement covering the resale of our common stock issued to 3i, LP upon conversion of our Series A Preferred Stock.

Under the terms of the PIPE Financing RRA with 3i, LP, if we fail to maintain the effectiveness of the registration statement beyond defined allowable grace periods, we will incur certain registration delay payments equal to 2% of 3i, LP’s investment that has not yet been converted to common stock and sold pursuant to the registration statement upon our failure to maintain the effectiveness of the registration statement and every thirty (30) days thereafter. As a result of the Company’s delay in filing its periodic reports with the SEC, a Triggering Event under Section 5(a)(ii) occurred on or about April 29, 2022, and that in consideration for the Registration Delay Payments that the Company was obligated to pay under the PIPE Financing RRA, and additional amounts the Company was obligated to pay under the Certificate of Designations together with 3i, LP’s legal fees incurred in the preparation of the Forbearance Agreement and Waiver, the Company agreed to pay 3i, LP an aggregate amount of $538,823 which was paid pursuant to that certain Forbearance Agreement and Waiver with 3i, LP. Failure to maintain the effectiveness of the registration statement also constitutes a “triggering event” under the Certificate of Designations for the Series A Preferred Stock that would result in the accrual and payment of a dividend and provide 3i, LP the right to have its remaining Series A Preferred Stock redeemed for a premium of 125% of the stated value of the Series A Preferred Stock. If 3i, LP were to exercise its option to redeem its Series A Preferred Stock, our available cash for the development of our therapeutic candidates and for our continued operations would be materially and adversely effected.

There is no assurance that an active and liquid trading market in our common stock will develop.

Even though our shares of common stock are listed on Nasdaq, there can be no assurance any broker will be interested in trading our common stock. Therefore, it may be difficult to sell any shares you acquire if you desire or need to sell them. We cannot provide any assurance that an active and liquid trading market in our common stock will develop or, if developed, that the market will continue.

Our Certificate of Incorporation and our by-laws, and Delaware law may have anti-takeover effects that could discourage, delay or prevent a change in control, which may cause our stock price to decline.

Our Certificate of Incorporation and our by-laws could make it more difficult for a third-party to acquire us, even if closing such a transaction would be beneficial to our stockholders. We are authorized to issue up to 500,000 shares of preferred stock, of which 20,000 shares have been designated as Series A Preferred Stock, 200,000 shares have been designated as Series B Preferred Stock, of which none are issued and outstanding, 50,000 shares have been designated as Series C Preferred Stock. The remaining preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our Board of Directors without further action by stockholders. The terms of any series of preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. The issuance of any preferred stock could materially adversely affect the rights of the holders of our common stock, and therefore, reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third-party and thereby preserve control by the present management.

Provisions of our Certificate of Incorporation, by-laws and Delaware law also could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, our Certificate of Incorporation and bylaws and Delaware law, as applicable, among other things:

●	provide for a classified board of directors;

●	provide the board of directors with the ability to alter the by-laws without stockholder approval;

●	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings; and

●	provide that vacancies on the board of directors may be filled by a majority of directors in office, although less than a quorum.

Our Certificate of Incorporation designates the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) as the exclusive forum for certain types of claims that the federal courts do not have exclusive jurisdiction, which may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable.

Article Fourteenth of our Certificate of Incorporation specifies that unless we consent in writing to the selection of an alternative forum, the court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (a) any derivative action or proceeding brought on our behalf; any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees to us or to our stockholders; (b) any action asserting a claim against us arising pursuant to the Delaware General Corporation Law (“DGCL”) or Certificate of Incorporation or our by-laws; or (c) or any action asserting a claim against us that is governed by the internal affairs doctrine. There is uncertainty as to whether a court would enforce this provision with respect to claims under the Securities Act where the state courts have concurrent jurisdiction and our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes against us and our directors, officers and other employees, which may discourage such lawsuits, or may require increased costs to bring a claim. The exclusive forum provision does not apply to actions brought to enforce a duty or liability created by the Exchange Act or any other claim for which federal courts have exclusive jurisdiction.

General Risk Factors

We are an “emerging growth company” and a “smaller reporting company” and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies, which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are not electing to delay such adoption of new or revised accounting standards, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of our December 2021 offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to continue to take advantage of many of the same exemptions from disclosure requirements, including presenting only the two most recent fiscal years of audited financial statements and reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements. We will continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

We may be at risk of securities class action litigation.

We may be at risk of securities class action litigation. In the past, biotechnology and pharmaceutical companies have experienced significant stock price volatility, particularly when associated with binary events such as clinical trials and drug approvals. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business and results in a decline in the market price of our common stock.

Financial reporting obligations of being a public company in the United States require well defined disclosure and procedures and internal control over financial reporting that Allarity A/S did not have as a Danish company and that are expensive and time-consuming requiring our management to devote substantial time to compliance matters.

As a publicly traded company in the U.S., we will continue to incur significant additional legal, accounting and other expenses that Allarity A/S did not incur as a Danish company. For example, as a Danish company with our ordinary shares listed on the Nasdaq First North Growth Market in Stockholm, we were not required to have, and did not have, well defined disclosure controls and procedures and internal controls over financial reporting that are generally required of U.S. publicly held companies. In connection with our review of our previously existing internal controls as part of our preparations for becoming a U.S. publicly traded company, we determined that our internal control over financial reporting for prior periods were ineffective and included material weaknesses that needed to be remedied. Although we have taken, and are continuing to take, additional steps to remedy these material weaknesses in order to assure compliance with our future financial reporting obligations, there can be no assurance that we will be able to do so in a timely manner or at all, or that additional material weaknesses may not exist.

These reporting obligations associated with being a public company in the United States require significant expenditures and will place significant demands on our management and other personnel, including costs resulting from our reporting obligations under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), and the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act of 2002, as amended, (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, (the “Dodd-Frank Act”), and the listing requirements of the stock exchange on which our securities are to be listed. These rules require the establishment and maintenance of effective disclosure controls and procedures and internal controls over financial reporting and changes in corporate governance practices, among many other complex rules that are often difficult to implement, monitor and maintain compliance with. Moreover, despite recent reforms made possible by the JOBS Act, the reporting requirements, rules, and regulations will make some activities more time-consuming and costly, particularly after we are no longer an “emerging growth company.” In addition, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance. Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all these requirements and to keep pace with new regulations, otherwise we may fall out of compliance and risk becoming subject to litigation or being delisted, among other potential problems.

If we fail to comply with the rules under the Sarbanes-Oxley Act related to our disclosure controls and procedures or internal controls over our financial reporting in the future, or, if we discover additional material weaknesses and other deficiencies in our internal controls over financial reporting, our stock price could decline significantly and raising capital could be more difficult.

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal controls over financial reporting after a transition period ending with our second annual report on Form 10-K filed under Section 13(a) of the Exchange Act. If we fail to comply with the rules under the Sarbanes-Oxley Act related to disclosure controls and procedures in the future, or, if in the future we discover additional material weaknesses and other deficiencies in our internal controls over financial reporting, our stock price could decline significantly and raising capital could be more difficult.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. Forward-looking statements provide current expectations or forecasts of future events. Forward-looking statements include statements about Allarity’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These statements speak only as of the date of this prospectus and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. In addition to factors identified under the section titled “Risk Factors” in this prospectus, factors that may impact such forward-looking statements include:

●	our plans to develop and commercialize our drug candidates;

●	our ability to generate any revenue or become profitable;

●	the initiation, cost, timing, progress and results of our current and future preclinical studies and clinical trials, as well as our research and development programs;

●	the impacts of the ongoing COVID-19 pandemic and related restrictions as they may related to our clinical trials;

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

●	our ability to meet the Nasdaq continuing listing standards;

●	our ability to successfully acquire or in-license additional product candidates on reasonable terms;

●	our ability to maintain and establish collaborations or obtain additional funding;

●	our ability to obtain regulatory approval of its current and future drug candidates;

●	our expectations regarding the potential market size and the rate and degree of market acceptance of such drug candidates;

●	our expectations regarding our ability to fund operating expenses and capital expenditure requirements with our existing cash and cash equivalents, and future expenses and expenditures;

●	our ability to secure sufficient funding and alternative source of funding to support when needed and on terms favorable to us to support our business objective, product development, other operations or commercialization efforts;

●	our ability to enroll patients in our clinical trials, our clinical development activities;

●	our ability to retain key employees, consultants and advisors;

●	our ability to retain reliable third parties to perform the chemistry work associated with our drug discovery, preclinical activities and to conduct our preclinical studies and clinical trials in a satisfactory manner;

●	our ability to secure reliable on third party manufacturers to produce clinical and commercial supplies of API for our therapeutic candidates;

●	our ability to obtain, maintain, protect and enforce sufficient patent and other intellectual property rights for our therapeutic candidates and technology;

●	our anticipated strategies and our ability to manage our business operations effectively;

●	the impact of governmental laws and regulations;

●	the possibility that we may be adversely impacted by other economic, business, and/or competitive factors; and

●	any future currency exchange and interest rates.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. We do not assume any obligation to update any forward-looking statements, Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $6.6 million after deducting the placement agent fees and estimated offering expenses payable by us, assuming no exercise of the pre-funded warrants and common warrants issued in connection with this offering.

As discussed below, other than proceeds to be received from 3i, LP, we intend to use a portion of the net proceeds of this offering to pay account payables and accrued liabilities outstanding, and for working capital and general corporate purposes. The use of proceeds and payments therefrom will be subject to the discretion of and timing by the Board of Directors. As of April 18, 2023, we had approximately $12.6 million in account payables and accrued liabilities.

In addition, 3i, LP will participate in this offering on the same terms and conditions as other purchasers, and we intend to use the 3i Proceeds to pay off all 3i, LP Promissory Notes and to redeem a portion of the shares of Series A Preferred Stock. The 3i, LP Promissory Notes totaled an aggregate principal amount of $3,016,640 at April 18, 2023, and each of the 3i, LP Promissory Notes bears an interest rate of 5% per annum and matures on January 1, 2024.

MARKET INFORMATION FOR OUR SECURITIES AND DIVIDEND POLICY

Our common stock is listed on the Nasdaq Global Market under the symbol “ALLR.” Prior to the consummation of the Recapitalization Share Exchange on December 20, 2021, Allarity Therapeutics A/S ordinary shares were listed on the Nasdaq First North Growth Market: Stockholm under the symbol “ALLR:ST.” As of April 18, 2023, there were two (2) holders of record of our common stock. The foregoing number of stockholders of record does not include an unknown number of stockholders who hold their stock in “street name.”

On November 22, 2022, our Board declared a dividend of Series B Preferred Stock to the stockholders of record of common stock and Series A Preferred Stock as of December 5, 2022. On December 5, 2022, each share of common stock outstanding received 0.016 of a share of Series B Preferred Stock and each share of Series A Preferred Stock outstanding received 1.744 shares of Series B Preferred Stock. All Series B Preferred Stock were redeemed at $0.01 per share.

We do not anticipate declaring or paying, in the foreseeable future, any cash dividends on our common stock. We intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our Board of Directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our Board of Directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash and capitalization as of December 31, 2022:

●	on an actual basis reflecting the Share Consolidation;

●	on a pro forma basis giving effect to the (i) conversion of 9,347 shares of Series A Preferred Stock into 5,780,510 shares of common stock; (ii) redemption of 190,786 shares of Series B Preferred Stock; (iii) issuance of 50,000 shares of Series C Convertible Preferred Stock for $1,200,000; (iv) increase in the number of authorized shares of common stock from 30,000,000 to 750,000,000; and (v) exchange of 50,000 shares of Series C Convertible Preferred Stock for approximately 4,027 shares of Series A Preferred Stock, as proposed; and

●	On a pro forma as adjusted basis to give effect to the issuance and sale of 2,869,330 shares of our common stock and common warrants to purchase up to 2,869,330 shares of our common stock in this offering at a combined public offering price of $0.75 per share of common stock and common warrant, and the sale of 7,130,670 pre-funded warrants and 7,130,670 common warrants at a combined public offering price of $0.749, less placement agent fees and estimated offering expenses payable by us, for total net proceeds of approximately $6.6 million, assuming no exercise of Warrants.

You should read the forgoing table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Company” and our consolidated financial statements and related notes appearing in our Form 10-K for the year ended December 31, 2022 incorporated by reference to this prospectus.

	As of December 31, 2022
(In thousands, except share data)	Actual	Pro Forma		Pro Forma As Adjusted
Cash	$2,029	$3,229		$9,827
Total long-term liabilities	1,432	1,432		1,432
Redeemable preferred stock (500,000 shares authorized)
Series A Convertible Preferred stock, $0.0001 par value (20,000 shares designated) shares issued and outstanding, actual and pro forma and pro forma as adjusted; 13,586, 4,239 and 4,239	2,001	1,824	(1)	1,824	(1)
Series B Preferred stock $0.0001 par value (200,000 shares designated) shares issued and outstanding, actual and pro forma and pro forma as adjusted; 190,786, nil, and nil	2	-		-
Series C Convertible Preferred stock, $0.0001 par value (50,000 shares designated) shares issued and outstanding, actual and pro forma and pro forma as adjusted; nil, nil and nil	-	-	(1)	-	(1)
Total Redeemable preferred stock	2,003	-		-
Common Stock, $0.0001 par value, 30,000,000 shares authorized, shares issued and outstanding, actual; shares issued and outstanding, pro forma and pro forma as adjusted; 454,225; 6,247,433; and 9,116,763	2	-		1
Additional paid-in capital	83,156	84,555		91,152
Accumulated other comprehensive loss	(721)	(721)		(721)
Accumulated Deficit	(82,550)	(82,550)		(82,550)
Total Stockholders’ (deficit) equity	(113)	3,108		9,706
Total Capitalization	(1,545)	1,676		8,274

(1)	As proposed, the 50,000 outstanding shares of Series C Convertible Preferred Stock will be exchanged for approximately 4,027 shares of Series A Preferred Stock and the Series A Certificate of Designations will be amended to, among other things, eliminate the Series A Preferred Stock redemption right and dividend (except for certain exceptions as specified in the Series A Certificate of Designations). As such, for purposes of pro forma and pro forma as adjusted calculations set forth above, the shares of Series A Preferred Stock will be considered as equity.

The table and discussion above are based on 454,225 shares of common stock outstanding as of December 31, 2022, and excludes the following:

●	19,332 shares of common stock subject to the 2021 Equity Incentive Plan pursuant to the options outstanding as of December 31, 2022 at a weighted-average exercise price $213.76;

●	33,296 shares of common stock available under our 2021 Plan as of December 31, 2022;

●

57,685 shares of common stock issuable upon the exercise of warrants outstanding as of December 31, 2022, at an exercise price of $346.71 per share, subject to adjustment, including in the event the Company conducts a financing at less than the then existing conversion price. See “Description of Our Capital Stock–- PIPE Warrant”;

●

shares of common stock issuable upon exercise of conversion of 4,239 shares of Series A Preferred Stock outstanding by 3i, LP, at a conversion price equal to the lower of (i) the Closing Sale Price (as defined in the Series A Certificate of Designations) on the trading date immediately preceding the Conversion Date (as defined in the Series A Certificate of Designations and (ii) the average Closing Sale Price of the common stock for the five trading days immediately preceding the Conversion Date, for the Trading Days (as defined in the Series A Certificate of Designations);

●	shares of common stock issuable upon the conversion of 50,000 shares of Series C Preferred stock. The Series C Preferred Stock Conversion Price is initially equal the lower of: (i) $6.37, which is the official closing price of the Common Stock on the Nasdaq Global Market (as reflected on Nasdaq.com) on the Trading Day (as defined in the Series C Certificate of Designations) immediately preceding the Original Issuance Date (as defined in the Series C Certificate of Designations); and (ii) the lower of: (x) the official closing price of the Common Stock on the Nasdaq Global Market (as reflected on Nasdaq.com) on the Trading Day immediately preceding the Conversion Date or such other date of determination; and (y) the average of the official closing prices of the Common Stock on the Nasdaq Global Market (as reflected on Nasdaq.com) for the five Trading Days immediately preceding the Conversion Date (as defined in the Series C Certificate of Designations) or such other date of determination, subject to adjustment, with the Series C Preferred Stock Conversion Price being no less than $1.295;

●	up to 10,000,000 shares of common stock issuable upon the exercise of the common warrants sold in this offering; and

●	up to 7,130,670 shares of common stock issuable upon the exercise of pre-funded warrants.

DILUTION

If you invest in our securities in this offering, your ownership interest will be diluted immediately to the extent of the difference between the combined public offering price per share of our common stock and pre-funded warrant and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

Our historical negative net tangible book value as of December 31, 2022, was $(9,662,000), or $(21.27) per share of our common stock. Our historical negative net tangible book value is the amount of our total tangible assets less our total liabilities. Historical negative net tangible book value per share represents our historical negative net tangible book value divided by the 454,225 shares of our common stock outstanding as of December 31, 2022. After giving effect to the (i) conversion of 9,347 shares of Series A Preferred Stock into 5,780,510 shares of common stock; (ii) redemption of Series B Preferred Stock; (iii) issuance of Series C Preferred Stock for $1,200,000; (iv) increase in the number of authorized shares of common stock from 30,000,000 to 750,000,000; and (v) exchange of 50,000 shares of Series C Convertible Preferred Stock for approximately 4,027 shares of Series A Preferred Stock, as proposed, our pro forma negative net tangible book value would have been $(6,441,000), or $(1.03) per share.

After giving effect to the sale of common stock and common warrants in this offering at a combined public offering price of $0.75, and $0.749 per pre-funded warrant and common warrant (which equals to the price per share at which the shares of common stock are being sold to the public in this offering, minus the $0.001 per share exercise price of each such pre-funded warrant) (excluding shares of common stock issuable upon exercise of the pre-funded warrants or common warrants or any resulting accounting associated with the exercise of the pre-funded warrants or common warrants) and after deducting the estimated placement agent fees and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2022 would have been approximately $164,000, or $0.02 per share. This represents an immediate increase in pro forma net tangible book value of $1.05 per share to existing stockholders and an immediate dilution of $0.73 per share to new investors. The following table illustrates this per share dilution:

Assumed public offering price per share		$0.75
Historical negative net tangible book value per share as of December 31, 2022	$(21.27)
Pro forma negative net tangible book value per share as of December 31, 2022	$(1.03)
Increase in the net tangible book value per share attributable to this offering	$1.05
Pro forma as adjusted net tangible book value per share after this offering		$0.02
Dilution per share to new investors participating in this offering		$0.73

If holders of pre-funded warrants exercise the pre-funded warrants offered hereby, then the as adjusted net tangible book value per share of our common stock after giving effect to this offering would be $0.01 per share, and the dilution in net tangible book value per share to investors purchasing common stock in this offering would be $0.74 per share.

The table and discussion above are based on 454,225 shares of common stock outstanding as of December 31, 2022, and excludes, as of that date, the following:

●	19,332 shares of common stock subject to the 2021 Equity Incentive Plan pursuant to the options outstanding as of December 31, 2022, at a weighted-average exercise price of $213.76 per share;

●	33,296 shares of common stock available under our 2021 Plan as of December 31, 2022;

●

57,685 shares common stock issuable upon the exercise of warrants outstanding as of December 31, 2022, at an exercise price of $346.71 per share, subject to adjustment, including in the event the Company conducts a financing at less than the then existing conversion price. See “Description of Our Capital Stock–- PIPE Warrant”;

●	shares of common stock issuable upon exercise of conversion of 4,239 shares of Series A Preferred Stock outstanding by 3i, LP, at a conversion price equal to the lower of (i) the Closing Sale Price (as defined in the Series A Certificate of Designations) on the trading date immediately preceding the Conversion Date (as defined in the Series A Certificate of Designations and (ii) the average Closing Sale Price of the common stock for the five trading days immediately preceding the Conversion Date, for the Trading Days (as defined in the Series A Certificate of Designations);

●	shares of common stock issuable upon the conversion of 50,000 shares of Series C Preferred stock outstanding. The conversion price for the Series C Preferred Stock is initially equal the lower of: (i) $6.37, which is the official closing price of the common stock on the Nasdaq Global Market (as reflected on Nasdaq.com) on the Trading Day (as defined in the Series C Certificate of Designations) immediately preceding the Original Issuance Date (as defined in the Series C Certificate of Designations); and (ii) the lower of: (x) the official closing price of the common stock on the Nasdaq Global Market (as reflected on Nasdaq.com) on the Trading Day immediately preceding the Conversion Date (as defined in the Series C Certificate of Designations) or such other date of determination; and (y) the average of the official closing prices of the common stock on the Nasdaq Global Market (as reflected on Nasdaq.com) for the five Trading Days immediately preceding the Conversion Date (as defined in the Series C Certificate of Designations ) or such other date of determination, subject to adjustment, with the Series C Preferred Stock Conversion Price being no less than $1.295;

●	up to 10,000,000 shares of common stock issuable upon the exercise of common warrants sold in this offering; and

●	up to 7,130,670 shares of common stock issuable upon the exercise of pre-funded warrants.

The foregoing discussion and table do not take into account further dilution to new investors that could occur upon the exercise of outstanding options, warrants or other convertible securities having an exercise price per share less than the offering price per share in this offering. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF OUR CAPITAL STOCK

The following description of the material terms of our capital stock. We urge you to read the applicable provisions of Delaware General Corporation Law (“DGCL”) and our Certificate of Incorporation and bylaws carefully and in their entirety because they describe your rights as a holder of shares of our capital stock. This description gives effect to the Share Consolidation.

General

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Our Certificate of Incorporation authorizes capital stock consisting of 750,000,000 shares of common stock, par value $0.0001 per share, and 500,000 shares of preferred stock, par value $0.0001 per share, of which 20,000 shares of preferred stock have been designated Series A Preferred Stock, 200,000 shares of preferred stock have been designated as Series B Preferred Stock and 50,000 shares of preferred stock have been designated as Series C Preferred Stock.

On December 20, 2021, 20,000 shares of preferred stock, designated Series A Preferred Stock, were sold and issued to 3i, LP. Unless our Board of Directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

On November 22, 2022, the Board of Directors declared a dividend of Series B Preferred Stock to the stockholders of record of common stock and Series A Preferred Stock as of December 5, 2022. On December 5, 2022, each share of common stock outstanding received 0.016 of a share of Series B Preferred Stock and each share of Series A Preferred Stock outstanding received 1.744 shares of Series B Preferred Stock. Each share of Series B Preferred Stock was redeemed on February 3, 2023.

As of April 18, 2023, we had 6,247,433 shares of common stock, 4,239 shares of Series A Preferred Stock, no shares of Series B Preferred Stock, and 50,000 shares of Series C Preferred Stock issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, including the election or removal of directors, except for any directors who are elected exclusively by the holders of a class of our preferred stock that entitles that class of stock to elect one or more directors. The holders of our common stock do not have cumulative voting rights in the election of directors.

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock (and the holders of any preferred stock that may then be outstanding, to the extent required by our Certificate of Incorporation, including any certificate of designation with respect to any series of preferred stock) will be entitled to receive pro rata our remaining assets available for distribution, unless holders of a majority of the outstanding shares of common stock approve a different treatment of the shares. Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. Our common stock will not be subject to further calls or assessment by us. There will be no redemption or sinking fund provisions applicable to our common stock. All shares of our common stock that will be outstanding at the effective time will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of our common stock will be subject to those of the holders of our Series A Preferred Stock and any other shares of preferred stock we may authorize and issue in the future.

Preferred Stock

Our Certificate of Incorporation authorizes our Board of Directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required under the Certificate of Incorporation, or by law or Nasdaq, the authorized shares of preferred stock will be available for issuance without further action by stockholders. Our Board of Directors may determine, with respect to any series of preferred stock, the powers including preferences and relative participations, optional or other special rights, and the qualifications, limitations or restrictions thereof, of that series, including, without limitation:

●	the designation of the series;

●	the number of shares of the series, which our Board of Directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

●	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

●	the dates at which dividends, if any, will be payable;

●	the redemption rights and price or prices, if any, for shares of the series;

●	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

●	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs;

●	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of ours or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

●	restrictions on the issuance of shares of the same series or of any other class or series; and

●	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium for your common stock over the market price of the common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our common stock by restricting dividends on our common stock, diluting the voting power of our common stock or subordinating the liquidation rights of our common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Series A Convertible Preferred Stock

On December 8, 2021, the Board adopted resolutions to create a series of twenty thousand (20,000) shares of preferred stock, par value $0.0001, designated as “Series A Convertible Preferred Stock.” On December 14, 2021, we filed a Certificate of Designations setting forth the rights, preferences, privileges and restrictions for 20,000 shares of Series A Preferred Stock.

Except to the extent that the holders of at least a majority of the outstanding Series A Preferred Stock (the “Required Holders”) expressly consent to the creation of Parity Stock (as defined below) or Senior Preferred Stock (as defined below), all shares of capital stock are junior in rank to all Series A Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (such junior stock is referred to herein collectively as “Junior Stock”). The rights of all such shares of capital stock of the Company will be subject to the rights, powers, preferences and privileges of the Series A Preferred Stock. Without limiting any other provision of this Certificate of Designations, without the prior express consent of the Required Holders, voting separate as a single class, the Company will not hereafter authorize or issue any additional or other shares of capital stock that is (i) of senior rank to the Series A Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively, the “Senior Preferred Stock”), (ii) of pari passu rank to the Series A Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively, the “Parity Stock”) or (iii) any Junior Stock having a maturity date or any other date requiring redemption or repayment of such shares of Junior Stock that is prior to the first anniversary of the Initial Issuance Date. In the event of the merger or consolidation of the Company with or into another corporation, the Series A Preferred Stock will maintain their relative rights, powers, designations, privileges and preferences provided for herein and no such merger or consolidation will result inconsistent therewith.

The Series A Preferred Stock has a liquidation preference equal to an amount per Series A Preferred Stock equal to the sum of (i) the Black Scholes Value (as defined in the Warrants, which was sold concurrent with the Series A Preferred Stock) with respect to the outstanding portion of all Warrants held by such holder (without regard to any limitations on the exercise thereof) as of the date of such event and (ii) the greater of (A) 125% of the Conversion Amount of such Series A Preferred Stock on the date of such payment and (B) the amount per share such holder would receive if such holder converted such Series A Preferred Stock into common stock immediately prior to the date of such payment, and will be entitled to convert into shares of common stock at an initial fixed conversion price of $346.71 per share, subject to a beneficial ownership limitation of 9.99%.

Under the terms of the Series A Certificate of Designations, the initial fixed conversion price of the Series A Preferred Stock is $346.71, subject to adjustment. In the event that (i) the average of the VWAP of the Company’s shares for each of the five (5) trading days immediately preceding the date of delivery is less than the fixed conversion price of $346.71 (a “Price Failure”), or (ii) the sum of (x) the aggregate daily dollar trading volume (as reported on Bloomberg) of our common stock on Nasdaq during the ten (10) trading day period ending on the trading day immediately preceding such date of determination, divided by (y) ten (10), is less than $1,500,000 (a “Volume Maximum Failure”), each share of Series A Preferred Stock is entitled to convert at a price equal to 90% of the sum of the two (2) lowest VWAPs during the ten (10) trading day period immediately preceding the date of delivery divided by two (2) (the “90% Conversion Price”), but not less than the Floor Price (as defined in the Series A Certificate of Designations), or, at the time of such Price Failure or Volume Maximum Failure, the sum of the average daily U.S. Dollar volume for our common stock during the ten (10) days previous to conversion divided by ten (10) is less than $2 million then each share of Series A Preferred Stock is entitled to convert at the lower of the fixed conversion price or a price equal to 80% of the sum of the two (2) lowest VWAPs during the ten (10) trading day period immediately preceding delivery divided by two (2) (the “80% Conversion Price”), but not less than the Floor Price (such 80% Conversion Price or 90% Conversion Price, as the case may be, the “Alternate Conversion Price”).

Simultaneously with the closing of our Recapitalization Share Exchange, we closed on the PIPE Financing pursuant to a securities purchase agreement. On December 20, 2021, we issued 20,000 shares of Series A Preferred Stock at $1,000 per share and a common stock purchase warrant to purchase 57,685 shares of common stock at an initial exercise price of $346.71 to 3i, LP for an aggregate purchase price of $20 million. Each share of Series A Preferred Stock has a right to convert into shares of our common stock at an initial fixed conversion price of $346.71. However, in the event of certain triggering events, each share of Series A Preferred Stock is entitled to convert at a price equal to 90% of the sum of the two (2) lowest VWAPs during the ten (10) trading day period immediately preceding delivery divided by two (2), but not less than the Floor Price, or if thirty (30) days after our common stock commences trading on Nasdaq the average daily U.S. Dollar volume for the ten (10) days previous to conversion divided by ten (10) is less than $2,000,000, then each share of Series A Preferred Stock is entitled to convert at the lower of the fixed conversion price or a price equal to 80% of the sum of the two (2) lowest VWAPs during the ten (10) trading day period immediately preceding delivery divided by two (2), but not less than the Floor Price.

In addition, the Series A Preferred Stock Certificate of Designations and the PIPE Warrant provides for an adjustment to the conversion price and exercise of the PIPE Warrant in the event of a “new issuance” of our common stock, or common stock equivalents, at a price less than the applicable conversion price of the Series A Preferred Stock or exercise price of the PIPE Warrant. The adjustment is a “full ratchet” adjustment in the conversion price of the Series A Preferred Stock and the exercise price of the PIPE Warrant equal to the lower of the new issuance price or the then existing conversion price of the Series A Preferred Stock or exercise price of PIPE Warrant, with few exceptions. Furthermore, if we fail to maintain an adequate number of authorized and unissued shares of our common stock in reserve and we are unable to deliver shares or our common stock upon conversion of the Series A Preferred Stock, we may be required to redeem the shares we were unable to deliver at a price equal to the highest closing price of our common stock during the time between the failure to deliver shares of our common stock and the redemption date.

If certain defined “triggering events” defined in the Series A Certificate of Designations occur, such as a breach of the Series RRA, suspension of trading, or our failure to convert the Series A Preferred Stock into common stock when a conversion right is exercised, failure to issue our common stock when the PIPE Warrant is exercised, failure to declare and pay to any holder any dividend on any dividend date, certain defaults on our debts or contractual obligations, or upon a “bankruptcy triggering event” (as defined in the Series A Certificate of Designations), then we may be required to pay a dividend that is added to the stated value on the Series A Preferred Stock in the amount of 18% per annum, but paid quarterly in cash, so long as the triggering event is continuing, or to redeem the Series A Preferred Stock for cash in an amount of 125% of the stated value of the Series A Preferred Stock and in the event that we experience a “Change of Control” (as defined in the Series A Certificate of Designations) we may also be required to redeem the Series A Preferred Stock at a premium of 125% of their stated value. In addition, if thirty days after our common stock commences trading on Nasdaq the average daily dollar volume for the ten (10) days previous to conversion divided by ten (10) is less than $2,500,000, then the Series A Preferred Stock shall be entitled to a one-time dividend equal to an 8% increase in the stated value of the Series A Preferred Stock, or an $80 increase per share in stated value, resulting in a stated value of $1,080 per share of Series A Preferred Stock. This dividend was recorded during the first quarter of 2022.

On November 22, 2022, the Company amended Section 12 of the Series A Certificate of Designations to provide for voting rights. Subject to a 9.99% beneficial ownership limitation, the holders of Series A Preferred Stock shall have the right to vote on all matters presented to the stockholders for approval together with the shares of common stock, voting together as a single class, on an “as converted” basis using the “Conversion Price” (initially $346.71 per share before any adjustment) (rounded down to the nearest whole number and using the record date for determining the stockholders of the Company eligible to vote on such matters), except as required by law (including without limitation, the DGCL) or as otherwise expressly provided in the Company’s Certificate of Incorporation or the Certificate of Designations of Series A Preferred Stock. The voting rights described above expires on February 28, 2023, and thereafter holders of preferred stock shall not have voting rights except as required by law (including without limitation, the DGCL). Accordingly, holders of Series A Preferred Stock have no voting rights, except as required by law and as expressly provided in the Certificate of Designations.

Furthermore, on December 8, 2022, the Company and 3i, LP, the holder of outstanding shares of Series A Preferred Stock, entered into a letter agreement which provided that pursuant to Section 8(g) of the Certificate of Designations for the Series A Preferred Stock, the parties agreed that the Series A Preferred Stock Conversion Price (as defined in such Series A Certificate of Designations”) was modified to mean the lower of: (i) the Closing Sale Price (as defined in the Series A Certificate of Designations) on the trading date immediately preceding the Conversion Date (as defined in the Series A Certificate of Designations and (ii) the average Closing Sale Price of the common stock for the five trading days immediately preceding the Conversion Date, for the Trading Days (as defined in the Series A Certificate of Designations) through and inclusive of January 19, 2023 (the “Termination Date”). In January 2023, pursuant to a subsequent letter agreement the Termination Date was extended indefinitely until agreed upon by the Company and 3i, LP.

Series B Preferred Stock

On November 22, 2022, the Board of Directors established the Series B Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”). On November 22, 2022, we filed a Certificate of Designations setting forth the rights, preferences, privileges, and restrictions for 200,000 shares of Series B Preferred Stock. The holders of Series B Preferred Stock are not entitled to receive dividends of any kind. Each outstanding share of Series B Preferred Stock has 400 votes per share; The Series B Preferred Stock ranks senior to the common stock, but junior to the Series A Preferred Stock, as to any distribution of assets upon a liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily The Series B Preferred Stock shall rank senior to the common stock, but junior to the Series A Preferred Stock. All shares of Series B Preferred Stock that are not present in person or by proxy through the presence of such holder’s shares of common stock or Series A Preferred Stock, in person or by proxy, at any meeting of stockholders held to vote on the proposals relating to reverse stock split, the Share Increase Proposal and the adjournment proposal as of immediately prior to the opening of the polls at such meeting (the “Initial Redemption Time”) will be automatically be redeemed by the Company at the Initial Redemption Time without further action on the part of the Company or the holder thereof (the “Initial Redemption”). Any outstanding shares of Series B Preferred Stock that have not been redeemed pursuant to an Initial Redemption will be redeemed in whole, but not in part, (i) if such redemption is ordered by the Board of Directors in its sole discretion, automatically and effective on such time and date specified by the Board of Directors in its sole discretion or (ii) automatically upon the approval by the Company’s stockholders of the Reverse Stock Split Proposal and the Share Increase Proposal at any meeting of stockholders held for the purpose of voting on such proposals. Each share of Series B Preferred Stock redeemed in any Redemption will be redeemed in consideration for the right to receive an amount equal to $0.01 in cash for each share of Series B Preferred Stock as of the applicable Redemption Time. Each share of Series B Preferred Stock has 400 votes per share and is entitled to vote with the Common Stock and Series A Preferred Stock, together as a single class, on the certain proposals. The power to vote, or not to vote, the shares of Series B Preferred Stock is vested solely and exclusively in the Board of Directors, or its authorized proxy. As of February 3, 2023, all shares of Series B preferred stock have redeemed.

Series C Preferred Stock

On February 24, 2023, the Board of Directors established the Series C Preferred Stock, and on February 24, 2023, we filed a Series C Certificate of Designations setting forth the rights, preferences, privileges, and restrictions for 50,000 shares of Series C Preferred Stock, as amended on February 28, 2023.

Dividends. Under the terms of the Series C Certificate of Designations, the holders of Series C Preferred Stock will be entitled to receive dividends, based on the Stated Value, at a rate of five percent (5%) per annum, which shall accrue and be compounded daily, commencing on the date of first issuance of any Series C Preferred Stock until the date that the Series C Preferred Stock is converted to Common Stock.

Voting Rights. The Series C Certificate of Designations provides that the Series C Preferred Stock will have no voting rights other than the exclusive right to vote with respect to the Share Increase Proposal and the Reverse Stock Split Proposal and shall not be entitled to vote on any other matter except to the extent required under the DGCL, and the right to cast 620 votes per share of Series C Preferred Stock on the Share Increase and Reverse Stock Split Proposals.

Liquidation. In addition, upon any liquidation, dissolution or winding-up of the Company, prior and in preference to the Common Stock, holders of Series C Preferred Stock shall be entitled to receive out of the assets available for distribution to stockholders an amount in cash equal to 105% of the aggregate Stated Value of all shares of Series C Preferred Stock held by such holder.

Conversion. The conversion price for the Series C Preferred Stock shall initially equal the lower of: (i) $6.37, which is the official closing price of the Common Stock on the Nasdaq Global Market (as reflected on Nasdaq.com) on the Trading Day immediately preceding the Original Issuance Date; and (ii) the lower of: (x) the official closing price of the Common Stock on the Nasdaq Global Market (as reflected on Nasdaq.com) on the Trading Day immediately preceding the Conversion Date or such other date of determination; and (y) the average of the official closing prices of the Common Stock on the Nasdaq Global Market (as reflected on Nasdaq.com) for the five (5) Trading Days immediately preceding the Conversion Date or such other date of determination, subject to adjustment herein. In no event shall the Series C Preferred Stock Conversion Price be less than $1.295 (the “Floor Price”). In the event that the Series C Preferred Stock Conversion Price on a Conversion Date would have been less than the applicable Floor Price if not for the immediately preceding sentence, then on any such Conversion Date the Company shall pay the Holder an amount in cash, to be delivered by wire transfer out of funds legally and immediately available therefor pursuant to wire instructions delivered to the Company by the Holder in writing, equal to the product obtained by multiplying (A) the higher of (I) the highest price that the Common Stock trades at on the Trading Day immediately preceding such Conversion Date and (II) the applicable Series C Preferred Stock Conversion Price and (B) the difference obtained by subtracting (I) the number of shares of Common Stock delivered (or to be delivered) to the Holder on the applicable Share Delivery Date with respect to such conversion of Series C Preferred Stock from (II) the quotient obtained by dividing (x) the applicable Conversion Amount that the Holder has elected to be the subject of the applicable conversion of Series C Preferred Stock, by (y) the applicable Series C Preferred Stock Conversion Price without giving effect to clause (x) of such definition.

Redemption. Each holder of Series C Preferred Stock shall have the right to cause the Company to redeem in cash all or part of such holder’s shares of Series C Preferred Stock at a price per share equal to 110% of the Stated Value (i) after the earlier of (1) the receipt of Authorized Stockholder Approval and (2) the date that is 60 days following the original issue date and (ii) before the date that is 365 days after the original issue date. Upon receipt of a written notice to the Company by each holder (each, a “Redemption Notice”) setting forth the number of shares of Series C Preferred Stock that such holder wishes to redeem, the Company shall redeem such shares of Series C Preferred Stock in accordance with the Redemption Notice no later than 5 days after the date on which the Redemption Notice is delivered to the Company.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the Board of Directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equal the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Declaration and payment of any dividend will be subject to the discretion of our Board of Directors. The time and amount of dividends will be dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to shareholders and any other factors our Board of Directors may consider relevant.

On November 22, 2022, the Board of Directors declared a dividend of Series B Preferred Stock to the stockholders of record of common stock and Series A Preferred Stock as of December 5, 2022. On December 5, 2022, each share of common stock outstanding received 0.016 of a share of Series B Preferred Stock and each share of Series A Preferred Stock outstanding received 1.744 shares of Series B Preferred Stock.

We have no current plans to pay dividends on our common stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of our Board of Directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our Board of Directors may deem relevant. Because we will be a holding company and will have no direct operations, we will only be able to pay dividends from funds we receive from our operating subsidiaries. In addition, our ability to pay dividends may be limited by the agreements governing any indebtedness that we or our subsidiaries incur in the future.

PIPE Warrant

Concurrently with the issuance of our Series A Preferred Stock, we issued warrants to purchase 57,685 shares of our common stock at an exercise price of $346.71 per share, subject to adjustments, PIPE Warrant. The terms of the PIPE Warrant are as follows:

●	The PIPE Warrant has a term of three years and expire on December 20, 2024;

●	The exercise of the PIPE warrant is subject to a beneficial ownership limitation of 9.99%;

●	The exercise price and the number of shares issuable upon the exercise of the PIPE Warrant are subject to adjustment, as follows:

●	In the event of a stock dividend, stock split or stock combination recapitalization or other similar transaction involving the Company’s common stock the exercise price will be multiplied by a fraction of which the numerator shall be the number of shares of common stock outstanding immediately before such event and of which the denominator shall be the number of shares of common stock outstanding immediately after such event;

●	If the Company sells or issues any shares of common stock, options, or convertible securities at an exercise price less than a price equal to the PIPE Warrant exercise price in effect immediately prior to such sale (a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the exercise price then in effect shall be reduced to an amount equal to the new issuance price;

●	Simultaneously with any adjustment to the exercise price, the number of shares that may be purchased upon exercise of the PIPE Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate exercise price payable for the adjusted number of shares shall be the same as the aggregate exercise price in effect immediately prior to such adjustment (without regard to any limitations on exercise) and;

●	Voluntary adjustment reducing the exercise price for the Company to any amount and for any period deemed appropriate by the Board of Directors of the Company with the prior written consent of the Required Holders.

In the event of either the Company consolidating or merging with or into another entity (the “Fundamental Transaction”), the sale or assignment of substantially all of the Company’s subsidiaries, or a Triggering Event (as defined in the Series A Certificate of Designations), the holder is entitled to require the Company to pay the holder an amount in cash equal to the Black-Scholes value of the PIPE Warrant on or prior to the later of the second trading after the date of request for payment and the date of consummation of the Fundamental Transaction; or at any time after the occurrence of the Triggering Event.

Secured 3i, LP Promissory Notes

On November 22, 2022, the Company entered into a Secured Note Purchase Agreement with 3i, LP for a bridge loan to extend the Company’s cash requirements beyond December 31, 2022, in order to provide the Company with more time to complete the process of amending its Certificate of Incorporation to increase it authorized share capital and proposed reverse stock split to facilitate additional capital investments. Pursuant to the Secured Note Purchase Agreement, the Company sold and issued three secured promissory notes, the first note was for an aggregate principal amount of $350,000; the second note is in the principal amount of $1,666,640; and the third note was for an aggregate principal amount of $650,000. On April 10, 2023, the Company and 3i, LP entered into an amendment to the Secured Note Purchase Agreement to allow 3i, LP to purchase additional notes from time to time in its sole discretion. The 2023 Notes issued in connection with the amendment are substantially in the same form as the notes issued in connection with the Secured Note Purchase Agreement, with the exception that under the 2023 Notes an event default would occur if the Company has been delisted from The Nasdaq Stock Exchange LLC. On April 11, 2023, 3i, LP purchased a 2023 Note for an aggregate principal amount of $350,000 which purchase price was paid in cash. Each note issued under the Secured Note Purchase Agreement matures on January 1, 2024, carries an interest rate of at 5% per annum, and is secured by all of the Company’s assets pursuant to the security agreement. In addition, 3i, LP may exchange the 3i, LP Promissory Notes for the Company’s common stock, or other equity security, at an exchange price equal to the lowest price per share of the equity security sold to other purchasers, rounded down to the nearest whole share, if the Company concludes a future equity financing prior to the maturity date or other repayment of such 3i, LP Promissory Notes. In addition, the 3i, LP Promissory Notes and interest earned thereon may be redeemed by the Company at its option or 3i, LP may demand redemption if the Company obtains gross proceeds of at least $5 million in a financing in an amount of up to 35% of the gross proceeds of the financing.

Annual Stockholder Meetings

Our bylaws will provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our Board of Directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our shareholders will have appraisal rights in connection with a reorganization or consolidation we may undertake in the future. Pursuant to the DGCL, shareholders who properly request and perfect appraisal rights in connection with such reorganization or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Shareholders’ Derivative Actions

Under the DGCL, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action; provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Anti-Takeover Provisions

Our Certificate of Incorporation and our by-laws could make it more difficult for a third-party to acquire us, even if closing such a transaction would be beneficial to our stockholders. We are authorized to issue shares of preferred stock, which may be issued in one or more series, the terms of which may be determined at the time of issuance by our Board of Directors without further action by stockholders. The terms of any series of preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. The issuance of any preferred stock could materially adversely affect the rights of the holders of our common stock, and therefore, reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third-party and thereby preserve control by the present management.

Provisions of our Certificate of Incorporation, by-laws and Delaware law also could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, our Certificate of Incorporation and bylaws and Delaware law, as applicable, among other things:

●	provide for a classified board of directors;

●	provide the board of directors with the ability to alter the by-laws without stockholder approval;

●	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings; and

●	provide that vacancies on the board of directors may be filled by a majority of directors in office, although less than a quorum.

Exclusive Forum

Our Certificate of Incorporation provides that unless we consent to the selection of an alternative forum, any (1) derivative action or proceeding brought on our behalf, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder or employee to us or our shareholders, (3) action asserting a claim arising pursuant to any provision of the DGCL or Certificate of Incorporation or bylaws or (4) action asserting a claim governed by the internal affairs doctrine or otherwise related to our internal affairs shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares our capital stock shall be deemed to have notice of and consented to the forum provisions in our Certificate of Incorporation. In addition, the provisions described above will not apply to suits brought to enforce a duty or liability arising under the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. We intend for this provision to apply to any complaints asserting a cause of action under the Securities Act despite the fact that Section 22 of the Securities Act creates concurrent jurisdiction for the federal and state courts over all actions brought to enforce any duty or liability created by the Securities Act or the rules and regulations promulgated thereunder. There is uncertainty as to whether a court would enforce this provision with respect to claims under the Securities Act where the state courts have concurrent jurisdiction and our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate our rights and the rights of our shareholders, through shareholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in our Certificate of Incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty.

These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent’s address is 150 Royal Street, Canton, MA 02021.

Exchange Listing

Our common stock is currently listed on The Nasdaq Global Market under the symbol “ALLR.”

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering shares of common stock, common warrants to purchase shares of common stock and pre-funded warrants to purchase shares of common stock. The shares of common stock and accompanying common warrants are immediately separable and will be issued separately in the offering, and the pre-funded warrants and the accompanying common warrants are immediately separable and will be issued separately in the offering.

We are also registering the shares of our common stock issuable from time to time upon exercise of the common warrants and pre-funded warrants offered hereby. The Company has reserved from its duly authorized capital stock the maximum number of shares of common stock issuable pursuant to the registration statement of which this prospectus forms a part, including the shares of common stock underlying the common warrants and pre-funded warrants.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Our Capital Stock” in this prospectus.

Pre-Funded Warrants

The following summary of certain terms and provisions of pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

Duration and Exercise Price. Each pre-funded warrant offered hereby will have an initial exercise price per share equal to $0.001. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The pre-funded warrants will be issued separately from the accompanying common warrants and may be transferred separately immediately thereafter.

Exercisability. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Purchasers of the pre-funded warrants in this offering may elect to deliver their exercise notice following the pricing of the offering and prior to the issuance of the pre-funded warrants at closing to have their pre-funded warrants exercised immediately upon issuance and receive shares of common stock underlying the pre-funded warrants upon closing of this offering. A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s pre-funded warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. Purchasers of pre-funded warrants in this offering may also elect prior to the issuance of the pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock. No fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares, we will round down to the next whole share.

Cashless Exercise. If, at the time a holder exercises its pre-funded warrants, a registration statement registering the issuance of the shares of common stock underlying the pre-funded warrants under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants.

Transferability. Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Exchange Listing. There is no trading market available for the pre-funded warrants on any securities exchange or nationally recognized trading system. We do not intend to list the pre-funded warrants on any securities exchange or nationally recognized trading system.

Right as a Stockholder. Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their pre-funded warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction. Notwithstanding the foregoing, in the event of a fundamental transaction, the holder of the pre-funded warrant will have the right to require us or the successor entity to purchase the remaining unexercised portion of the pre-funded warrant in cash in an amount equal to a Black Scholes Value as defined in the pre-funded warrant.

Common Warrants

The following summary of certain terms and provisions of common warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the common warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. prospective investors should carefully review the terms and provisions of the form of common warrants for a complete description of the terms and conditions of the common warrants.

Duration and Exercise Price. Each common warrant offered hereby will have an initial exercise price per share equal to $0.85. The common warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The common warrants will be issued together with the common stock or pre-funded warrant and may be transferred separately immediately thereafter. A common warrant to purchase one share of our common stock will be issued for every share of common stock purchased in this offering.

Exercisability. The common warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the common warrant to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s common warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the common warrants. No fractional shares of common stock will be issued in connection with the exercise of a common warrant. In lieu of fractional shares, we will round down to the next whole share.

Cashless Exercise. If, at the time a holder exercises its common warrants, a registration statement registering the issuance of the shares of common stock underlying the common warrants under the Securities Act is not then effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the common warrants.

Transferability. Subject to applicable laws, common warrants in physical form may be transferred upon surrender of the common warrant together with the appropriate instruments of transfer.

Exchange Listing. There is no established public trading market for the common warrants, and we do not expect a market to develop. In addition, we do not intend to list the common warrants on any securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the common warrants will be limited.

Right as a Stockholder. Except as otherwise provided in the common warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the common warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their common warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the form of common warrant, and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the common warrants will be entitled to receive upon exercise of the common warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the common warrants immediately prior to such fundamental transaction. Notwithstanding the foregoing, in the event of a fundamental transaction, the holder of the common warrant will have the right to require us or the successor entity to purchase the remaining unexercised portion of the common warrant in cash in an amount equal to a Black Scholes Value as defined in the common warrant.

PLAN OF DISTRIBUTION

Pursuant to a placement agency agreement, we have engaged A.G.P./Alliance Global Partners (“A.G.P.”) to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus on a reasonable best-efforts basis. The placement agent is not purchasing or selling any securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use its “reasonable best efforts” to arrange for the sale of the securities by us. Therefore, we may not sell the entire amount of securities being offered, or any at all. The placement agent may engage one or more subagents or selected dealers in connection with this offering.

We will enter into a securities purchase agreement directly with the investors, at the investor’s option, who purchase our securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We will deliver the securities being offered pursuant to this prospectus upon closing.

We will pay the placement agent a cash transaction fee equal to 7.0% of the aggregate gross proceeds to us from the sale of the securities in the offering. In addition, we will reimburse the placement agent for its accountable legal expenses incurred in connection with this offering in the amount of up to $125,000, as well as non-accountable expenses of up to $25,000, including, but not limited to, IPREO software related expenses, background check(s), tombstones, marketing related expenses and any other expenses incurred by the placement agent in connection with this offering. The placement agency agreement, however, provides that in the event this offering is terminated, the placement agent will only be entitled to the reimbursement of out-of-pocket accountable expenses actually incurred in accordance with Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5110(f)(2)(C).

The following table shows the public offering price, placement agent fees and proceeds, before expenses, to us, assuming the purchase of all the securities we are offering. Because there is no minimum offering amount required as a condition to closing in this offering, the actual total placement agent fees, if any, are not presently determinable and may be substantially less than the maximum amount set forth below.

	Per Share of Common Stock and Common Warrant	Per Pre-Funded Warrant and Common Warrant	Total Offering
Public offering price	$0.750	$0.749	$7,492,869
Placement Agent Fees (7.0%)	$0.053	$0.052	$524,500
Proceeds to us (before expenses) to us	$0.697	$0.697	$6,968,369

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the placement agent commission, will be approximately $370,000, all of which are payable by us. This figure includes the placement agent’s out-of-pocket expenses, including, but not limited to, legal fees for placement agent’s legal counsel, that we have agreed to pay at the closing of the offering, up to $150,000.

3i, LP Participation in this offering

3i, LP will participate in this offering on the same terms and conditions as other purchasers. We intend to use the 3i Proceeds to pay off all 3i, LP Promissory Notes and redeem a portion of the Series A Preferred Stock owned by 3i, LP. See section titled “Use of Proceeds” on page 24 of this prospectus.

Lock-Up Agreements

With the exception of 3i, LP, we and our directors, officers and shareholders who beneficially own 5.0% or more of our outstanding common stock have agreed with the placement agent, for a period of ninety (90) days after the closing of this offering, not to offer for sale, issue, sell, contract to sell, pledge grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of our common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the placement agent agreement or thereafter acquired without the prior written consent of the placement agent, subject to certain exceptions. The placement agent may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the placement agent may be required to make for these liabilities.

Determination of Offering Price and Warrant Exercise Price

The combined public offering price of the common stock and common warrants, and pre-funded warrants and common warrants, we are offering, and the exercise price of the common warrants that we are offering, have been negotiated between us, the placement agent and the investors in the offering based on the trading price of our common stock prior to the offering, among other things, including a negotiated discount to the trading price. Other factors considered in determining the combined public offering price of the common stock and common warrants, and pre-funded warrants and common warrants, we are offering, as well as the exercise price of the common warrants that we are offering, include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Right of First Refusal and Certain Post-Offering Investments

Subject to the closing of this offering and certain conditions set forth in the placement agent agreement, for a period of twelve (12) months after the closing of the offering, the placement agent shall have a right of first refusal to act as sole managing underwriter and sole book runner, sole placement agent, or sole sales agent, for any and all future public or private equity, equity-linked offerings for which we retain the service of an underwriters, agent, advisor, finder or other person or entity in connection with such offering during such twelve month period, or any successor to us or any subsidiary of ours, on terms that are the same or more favorable to us comparing to terms offered us by an institution other than A.G.P. If we receive terms from an institution other than A.G.P., A.G.P. will have the first right to match the terms. If A.G.P. is unsuccessful in matching said terms, we will not be bound by such right of first refusal and will be allowed to engage the offering institution without any obligations to A.G.P.

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent acting as principal. Under these rules and regulations, the placement agent (i) may not engage in any stabilization activity in connection with our securities and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Trading; The Nasdaq Global Market

Our common stock is listed on The Nasdaq Global Market under the symbol “ALLR.” The pre-funded warrants and common warrants are not and will not be listed on an exchange and there will be no public market for the pre-funded warrants nor common warrants.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the placement agent. In connection with the offering, the placement agent or selected dealers may distribute prospectuses electronically.

Other than the prospectus in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent in its capacity as placement agent and should not be relied upon by investors.

Certain Relationships

The placement agent and its affiliates may in the future provide, from time to time, investment banking and financial advisory services to us in the ordinary course of business, for which they may receive customary fees and commissions.

LEGAL MATTERS

The validity of securities offered hereby has been passed upon for us by Lewis Brisbois Bisgaard & Smith LLP, Los Angeles, California. Sullivan & Worcester LLP, New York, New York is acting as counsel to the placement agent in connection with certain legal matters related to this offering.

EXPERTS

The consolidated financial statements of Allarity Therapeutics, Inc. appearing in our Annual Report on Form 10-K for the years ended December 31, 2022 and 2021, have been included herein by reference in reliance on the report of Wolf & Company, P.C., independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

CHANGE IN REGISTERED PUBLIC ACCOUNTING FIRMS

Current Auditor

On September 9, 2022, our Audit Committee approved the engagement of Wolf & Company as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Subsequently, the Board approved the engagement of Wolf & Company as our independent registered public accounting firm for the fiscal year ending December 31, 2021. During the two most recent fiscal years ended December 31, 2020 and December 31, 2021 and through the subsequent interim period to September 9, 2022, neither the Company, nor anyone on its behalf, consulted with Wolf & Company regarding any accounting or auditing issues involving the Company, including (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the consolidated financial statements of the Company; or (ii) any matter that was the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Former Auditor

On August 8, 2022, our former independent registered public accounting firm, Marcum LLP (“Marcum”) notified us in writing that our client-auditor relationship had ceased to be effective as of August 5, 2022. Marcum’s reports on the financial statements for the year ended December 31, 2021, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles but it included an explanatory paragraph concerning the uncertainty of the Company’s ability to continue as a going concern.

In our Form 8-K filed with the SEC on August 12, 2022, we reported that during the fiscal year ended December 31, 2021, and subsequent interim period preceding Marcum’s resignation on August 5, 2022, there were no disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Marcum, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. Additionally, during this time period, there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K, except that, as previously disclosed in our Form 10-K for the year ended December 31, 2021, and Form 10-Q for the quarterly period ended March 31, 2022, we identified material weaknesses in our internal controls over financial reporting because we did not have a formal process for period end financial closing and reporting, we historically had insufficient resources to conduct an effective monitoring and oversight function independent from our operations and we lacked accounting resources and personnel to properly account for accounting transactions such as the issuance of warrants with a derivative liability component.

On August 12, 2022, we provided Marcum with a copy of the disclosures that we were making in response to Item 4.01 on the Form 8-K, and requested that Marcum furnish us with a letter addressed to the SEC stating whether it agrees with our statements contained in the Form 8-K and, if not, stating the respects in which it does not agree.

On August 23, 2022, Marcum provided a letter regarding our disclosure contained in our Form 8-K filed on August 12, 2022, which agreed with our statements made in the third sentence of the preceding paragraph regarding the existence of material weaknesses in our internal control over financial reporting; however, Marcum disagreed regarding the description of such material weaknesses. Marcum indicated that the material weaknesses as disclosed in our Form 10-K for the year ended December 31, 2021, and Form 10-Q for the quarterly period ended March 31, 2022, were as follows: (i) a lack of accounting resources required to fulfill US GAAP and SEC reporting requirements; (ii) a lack of comprehensive US GAAP accounting policies and financial reporting procedures; (iii) lack of adequate procedures and controls to appropriately account for accounting transactions including liability and the valuation allowance on the deferred tax asset relating to the net operating losses; and (iv) a lack of segregation of duties given the size of the finance and accounting team. In addition, Marcum stated that our disclosure did not include any reference to its resignation because of the impairment of its independence. Finally, Marcum indicated that our disclosure did not provide disclosure of a reportable event under Item 304(a)(1)(v)(C) of Regulation S-K, as Marcum indicated that information had come to its attention during the time period covered by Item 304(a)(1)(iv) of Regulation S-K, that if further investigated may have caused Marcum to be unwilling to rely on management’s representations or be associated with our financial statements; however, due to the Marcum’s resignation as a result of the impairment of its independence, Marcum did not conduct such further investigation.

With regards to Marcum’s August 23, 2022, letter as it relates to material weaknesses in our internal controls over financial reporting, we believe that we have provided the information required under Item 304(a)(1)(v)(A) in the Form 8-K. With regards Marcum’s statement in its August 23, 2022, letter regarding management’s representations, we respectfully disagree that there were events that occurred that rose to a level that would have impaired independence, or there was information, if further investigated, would require disclosure under Item 304(a)(1)(v)(C). Prior to its resignation, Marcum did not inform the Audit Committee of the information stated in their letter and if they had done so, we believe that we would have addressed any issues Marcum would have raised with the Audit Committee to the satisfaction of Marcum. A copy of Marcum’s letter to the SEC required by Item 304(a) of Regulation S-K is included as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock, pre-funded warrants, and common warrants and the common stock issuable upon exercise of the pre-funded warrants and common stock warrants offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available at website of the SEC referred to above.

We also maintain a website at www.allarity.com. Information contained in, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is only as an inactive textual reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. The documents we are incorporating by reference into this prospectus are:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 13, 2023;

●	our Current Reports on Form 8-K filed with the SEC on April 12, 2023, March 24, 2023, March 20, 2023 (related to amendment to certificate of incorporation and votes at Special Meeting); February 28, 2023; February 10, 2023; February 6, 2023; January 23, 2023; January 20, 2023; and January 19, 2023; and

●	our Definitive Proxy Statements on Schedule 14A, filed with the SEC on March 6, 2023.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC), are deemed to be incorporated by reference into, and to be a part of, this prospectus. In no event, however, will any of the information, including exhibits, that we disclose under Item 2.02 and Item 7.01 of any Current Report on Form 8-K that has been or may, from time to time, be furnished to the SEC to be incorporated into or otherwise become a part of this prospectus.

Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference therein. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

2,869,330 Shares of Common Stock

2,869,330 Warrants to purchase up to 2,869,330 Shares of Common Stock

7,130,670 Pre-Funded Warrants to purchase up to 7,130,670 Shares of Common Stock

Up to 10,000,000 Shares of Common Stock Issuable Upon Exercise of Common Warrants

ALLARITY THERAPEUTICS, INC.

Prospectus

Sole Placement Agent

A.G.P.

April 19, 2023